   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1998


                                                      REGISTRATION NO. 333-40593
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                          AMENDMENT NO. 2 TO FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           RADIO SYSTEMS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

         TENNESSEE                            3699                           62-1466437
(State or Other Jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
    of Incorporation or           Classification Code Number)          Identification Number)
       Organization)

                5008 NATIONAL DRIVE, KNOXVILLE, TENNESSEE 37914
                                  423-637-8205
   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ---------------------

                                 RANDAL D. BOYD
                      CHAIRMAN OF THE BOARD AND PRESIDENT
                           RADIO SYSTEMS CORPORATION
                              5008 NATIONAL DRIVE
                    KNOXVILLE, TENNESSEE 37914, 423-637-8205
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of
                               Agent for Service)
                                   Copies to:

            J. CHASE COLE, ESQ.                               ELIZABETH E. MOORE, ESQ.
    WALLER LANSDEN DORTCH & DAVIS, PLLC                      STOKES & BARTHOLOMEW, P.A.
        2100 NASHVILLE CITY CENTER                                424 CHURCH STREET
             511 UNION STREET                                        SUITE 2800
      NASHVILLE, TENNESSEE 37219-1760                        NASHVILLE, TENNESSEE 37219
               615-244-6380                                         615-259-1450
          FACSIMILE: 615-244-6804                              FACSIMILE: 615-259-1470

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                             ---------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS       SUBJECT TO COMPLETION, DATED FEBRUARY 10, 1998


                                1,885,000 SHARES

                              [RADIO SYSTEMS LOGO]
                                  COMMON STOCK

     Of the 1,885,000 shares of common stock, no par value per share (the "Common Stock"), of Radio Systems Corporation, a Tennessee corporation (the "Company" or "Radio Systems"), offered hereby (the "Offering"), 1,490,000 shares are being sold by the Company and 395,000 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."


     Prior to this Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $9.50 and $11.50 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "RDIO."



     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

================================================================================================================================
                                         PRICE TO              UNDERWRITING            PROCEEDS TO             PROCEEDS TO
                                          PUBLIC               DISCOUNT(1)              COMPANY(2)         SELLING SHAREHOLDERS
--------------------------------------------------------------------------------------------------------------------------------
Per Share.......................            $                       $                       $                       $
------------------------------------------------------------------------------------------------------------------------------
Total (3).......................            $                       $                       $                       $
==============================================================================================================================

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $          payable by the Company.
(3) The Company has granted to the Underwriters a 30-day over-allotment option to purchase up to 282,750 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by
    the Underwriters, the total Price to Public will be $          , the total
    Underwriting Discount will be $          and the total Proceeds to Company
    will be $          . See "Underwriting."
                             ---------------------
     The shares of Common Stock are offered, subject to receipt and acceptance by the several Underwriters, to prior sale and to the Underwriters' right to reject orders in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that certificates for the shares of Common Stock
will be available for delivery on or about             , 1998.
                             ---------------------

J.C. BRADFORD & CO.                                THE ROBINSON-HUMPHREY COMPANY

                                           , 1998

     Providing a way for 36.4 million pet owners to protect their investment.

          [Picture of a computer chip]

     Innovative Technology

          [Pie chart divided into various colors to represent different areas of distribution]

     Diverse Distribution

          [Pie chart showing 60% shading]

     Market Leader

          [Picture of a dog]

     Fuzzy Friends

     Radio Systems Corporation

     Business Savvy. Big Hearts.

                             ---------------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZATION AND SHORT-COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

The proof is in the products.

     At Radio Systems, our affordable and user-friendly "do-it-yourself" products make it easy to share the world with the animals we love. With a commitment to the development and application of technology and a focus on the needs of the pet owner, our product line has grown stronger and more diverse every year.

     Just ask any of our satisfied customers. They're all the proof we need.

        Original Radio Fence
        Spray Control Radio Fence
        Indoor Radio Fence
        Anti-Bark Collars
        Ultrasonic Pet Trainer
        Champion Trainer
        Electronic Flea Comb
        Pet Mat Training Aid
        PetFinder
        Ultrasonic Pest Deterrent

     Radio Systems Corporation

     Radio Systems Corporation. Sit. Stay. Read

          [Picture of a computer chip]

     Innovative Technology

     We Invented the Category and Reinvented the Category. Technology doesn't advance on its own. We push it. Our latest generation of affordable and user-friendly "do-it-yourself" products replaces $27 worth of components with a $1.27 chip, creating a more economical and dependable solution for pet owners. Plus, this new technology allows for added safety features and a smaller, more comfortable collar. With our new products, we intend to push technology as far as it will go.

          [Picture demonstrating actual size of the chip]

          [Pie chart divided into various colors to represent different areas of distribution]

     Diverse Distribution

     You're Everywhere or You're Nowhere. Radio Systems products are available on the shelves at over 7,000 retail locations, including larger retailers like:
Wal-Mart, Kmart, Target, Home Depot, Lowe's, Ace Hardware, PETsMART, Petco, Pet Supplies Plus, Quality, Sears Canada, and many more. Our products are available in Canada, and through PetSafe Ltd., our products are also available in Western Europe, giving Radio Systems a strong international presence in the industry.

          [Pie chart showing 27% to home centers, 26% discounters, 17% pet supply, 11% catalog/mail order, 12% farm supply and 8% other]

          [Pie chart showing shading]

     Market Leader

     Very Market Friendly. Radio Systems created the "do-it-yourself" electronic pet containment category, and continues to lead the category with approximately 170,000 units sold in 1997, a number the Company estimates to be 60% of the category. In fact, within three years of launching the category at retail, Radio Systems' growth helped to increase the size of the electronic pet containment market as a whole. And with the broadest product offering of any player in the electronic pet containment and training products field, Radio Systems has achieved a position as an innovator and leader in the industry.

          [Picture of a dog]

     Fuzzy Friends

     As Kind to Animals As We are to Their Trainers. Our business is to create happier relationships between pets and their owners. By training the trainer through easy-to-follow video tapes, we help owners understand their dogs. And by providing training products that effectively and humanely correct dog behavior, we help dogs understand their owners. A pet is indeed part of the family. And our goal is to make that family stronger.


     [Picture of a dog and a cat behind flags used to show the boundaries of the fence]


     The Mission of Radio Systems Corporation is to create economical and dependable solutions for pet owners by focusing on improving relationships with their pets and the environment they share.

     Radio Systems Corporation

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information, including "Risk Factors," and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise indicates, (i) all references herein to the "Company" or "Radio Systems" shall mean Radio Systems Corporation, (ii) the information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised and (iii) the information contained in this Prospectus gives effect to a three-for-one stock split paid in the form of a stock dividend approved by the Company's Board of Directors in November 1997.

                                  THE COMPANY


     Radio Systems is a leading provider of electronic pet containment and training products. The Company currently offers over 20 products, including radio fences, bark control collars, ultrasonic pet trainers, pet locators, ultrasonic pest deterrents and an electronic flea comb. The Company introduced its first Radio Fence pet containment system in 1991, which is a radio frequency based system designed to keep pets safely in a designated area without a visible fence. Radio Systems was the first company to introduce an affordable and user-friendly "do-it-yourself" product to the electronic pet containment market by designing and packaging its product for sale through mass retailers. The retail prices of the products currently offered by the Company range from $9.95 to $299. The Company's "do-it-yourself" Radio Fence pet containment systems sell at a significant discount to similar products sold and installed by specialty fence companies.


     The Company's primary product is the Radio Fence pet containment system, which provides a safe, reliable method of pet containment utilizing a proprietary computer microchip housed in the pet's collar to administer a mild, electronic correction when the pet approaches a designated boundary. The pet owner designates an outdoor containment area by running a wire approximately three inches beneath the ground. Once the pet has been properly trained to associate the mild, electronic correction with the boundaries of its containment area, the pet learns not to approach those boundaries. The Company's newest pet containment product is the Spray Control Radio Fence, which uses a burst of non-toxic citronella spray from the pet's collar that is unpleasant to the pet, rather than the electronic correction. For the year ended December 31, 1997, Radio Fence pet containment products represented approximately 69% of the Company's net sales.

     Management believes that the Company's success is primarily due to its ability to apply technological expertise and its marketing efforts. The Company has achieved a position as an innovator and a leader in the electronic pet containment and training products industry, in part, through the use of technological expertise in low frequency magnetics, radio frequency magnetics, radio frequency design, receiver miniaturization, ultrasonics and mixed signal computer chip design. The Company leverages its technological and engineering capabilities to develop new products and enhance its existing products. For example, during 1996 and 1997 combined, the Company introduced eight new products and enhanced many of its existing products. In addition, the Company currently has over 20 potential new products in various stages of development.

     The Company currently distributes its products through most of the major mass retail chains in the United States, consisting of over 7,000 retail locations. Retailers of the Company's products include Home Depot, Lowe's, Wal-Mart, Kmart, PETsMART, Target, Ace Hardware, Sharper Image, Cabela's and many others. For the year ended December 31, 1997, approximately 27% of the Company's net sales were through home improvement and hardware stores, 26% through discount stores, 17% through pet supply stores, 12% through farm supply stores, 11% through catalog retailers and 8% through other retail channels. Of these total net sales, approximately 7% were made primarily in Canada and Western Europe.

     The Company perceives significant growth in the pet containment and training products market as a result of several trends including: (i) the absolute growth in the number of pet owning households and in the number of pets, (ii) the absolute growth of sales of pet supplies, (iii) the evolving needs of pet owners, and (iv) technological advances resulting in alternative solutions. Based on industry surveys, in 1996, approxi-mately 57% of all households in the United States owned at least one dog or cat during the year (up from 54% in 1990) and, in the aggregate, Americans owned approximately 128 million dogs and cats, an increase of 20% from 1990. In addition, based on industry publications, Americans spent $4.1 billion on non-food pet supplies in 1996, an amount which is projected to grow to $6.1 billion by 2001. Moreover, management believes that the needs of the Company's target market have evolved as a result of the increasing percentage of dual income families, longer work weeks and increasing travel habits, resulting in an increased reliance on pet containment and training products as well as an increasing awareness of pet behavioral issues. Company research suggests that only approximately 30% of existing homeowners are aware that electronic pet containment products exist. Management believes that an even smaller percentage of homeowners are aware that economical and dependable "do-it-yourself" electronic pet containment systems are available. While approximately 90% of pet owners rent or own homes, the Company estimates that fewer than 600,000 electronic pet containment products such as the Company's Radio Fence have been sold in the last three years.

     Accordingly, management believes that it will be able to expand sales of the Company's products significantly by increasing the public's awareness that economical and dependable electronic pet containment and training products are available. Moreover, although most of the Company's retailers that offer the Company's products do so in all or substantially all of their stores, only a few carry more than five of the Company's products. As a result of its efforts in pioneering the "do-it-yourself" market, management believes that the Company's Radio Fence pet containment systems are the only electronic pet containment systems offered by most of the retailers that carry the Company's products. Management believes that additional sales growth can result from increasing the number of retailers and stores that currently carry its products as well as the range of products offered by each retailer. Management also intends to grow the Company through the selective acquisition of complementary businesses as well as through the expansion of international sales.

     The Company's operating strategy is to utilize its existing marketing and engineering capabilities and take advantage of its strong distribution channels and market position to maintain and strengthen its status as a leader in the market for electronic pet containment and training products. In addition, the Company intends to continue its strategy of developing customer-driven products, providing exceptional customer service, maintaining cost-effective manufacturing and product development techniques, and empowering its personnel through profit teams to enhance the Company's products, processes and profitability.

     Radio Systems Corporation was incorporated in Tennessee in 1991. Its principal executive offices are located at 5008 National Drive, Knoxville, Tennessee 37914, and its telephone number is 423-637-8205.

                                  THE OFFERING

Common Stock offered by the
  Company..........................    1,490,000 shares

Common Stock offered by the Selling
  Shareholders.....................    395,000 shares

Common Stock to be outstanding
  after the Offering...............    6,162,223 shares(1)


Use of proceeds by the Company.....    To repay outstanding indebtedness, to
                                       fund research and development activities and possible future acquisitions and for general corporate purposes, including working capital. See "Use of Proceeds."


Proposed Nasdaq National Market
symbol.............................    RDIO
---------------

(1) Does not include 600,000 shares of Common Stock issuable upon the exercise of stock options granted under the Company's existing stock option plans and 12,000 shares of Common Stock issuable upon the exercise of an outstanding warrant. See "Management -- Compensation Pursuant to Plans" and "Description of Capital Stock."

                             SUMMARY FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                         YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------------
                                                               1993     1994      1995      1996      1997
                                                              ------   -------   -------   -------   -------
STATEMENT OF OPERATIONS DATA:
Net sales...................................................  $6,570   $13,490   $13,193   $18,869   $24,567
Costs of goods sold.........................................   5,006    10,310     9,990    12,091    14,830
                                                              ------   -------   -------   -------   -------
Gross profit on sales.......................................   1,564     3,180     3,203     6,778     9,737
Operating costs and expenses:
  Selling, general and administrative expenses..............   1,321     2,496     3,122     3,410     5,031
  Research and development..................................     462       471       912       664       983
  Interest expense..........................................      31       149       468       715       423
                                                              ------   -------   -------   -------   -------
Income (loss) before income taxes and cumulative effect of
  accounting change.........................................    (250)       62    (1,299)    1,989     3,300
Income tax benefit (provision)..............................      90         7      (196)      (42)   (1,240)
                                                              ------   -------   -------   -------   -------
Income (loss) before cumulative effect of accounting
  change....................................................    (160)       69    (1,495)    1,947     2,060
Cumulative effect of accounting change......................      60        --        --        --        --
                                                              ------   -------   -------   -------   -------
Net income (loss)...........................................  $ (100)  $    69   $(1,495)  $ 1,947   $ 2,060
                                                              ======   =======   =======   =======   =======
Earnings per common and equivalent share before cumulative
  effect of accounting change...............................  $(0.05)  $  0.02   $ (0.32)  $  0.42   $  0.44
                                                              ======   =======   =======   =======   =======
Income (loss) per common and equivalent share:
  Basic.....................................................  $(0.03)  $  0.02   $ (0.32)  $  0.42   $  0.44
                                                              ======   =======   =======   =======   =======
  Diluted...................................................  $(0.03)  $  0.02   $ (0.32)  $  0.36   $  0.39
                                                              ======   =======   =======   =======   =======
Number of shares and common stock equivalents used in
  computing earnings per common and equivalent share(1):
    Basic...................................................   3,106     3,990     4,601     4,663     4,666
    Diluted.................................................   3,106     4,121     4,731     5,388     5,276(2)



                                                                  DECEMBER 31, 1997
                                                              -------------------------
                                                              ACTUAL     AS ADJUSTED(3)
                                                              -------    --------------
BALANCE SHEET DATA:
Working capital.............................................  $ 5,504       $16,564
Total assets................................................   11,304        21,789
Long-term debt, including current portion and borrowings
  under line of credit......................................    4,111           546
Shareholders' equity........................................    3,778        17,827


---------------


(1) Reflects a 100-for-1 stock split effected as a stock dividend on September 19, 1994, and a three-for-one stock split approved by the Board of Directors on November 14, 1997.


(2) Common stock equivalents used in calculating diluted earnings per share for 1997 include the weighted average effect of 486,501 stock purchase warrants which were repurchased by the Company and retired on May 15, 1997. Excluding the effect of these warrants, the number of shares and common stock equivalents used in computing diluted earnings per common and equivalent share would have been approximately 5,110,012 for 1997.


(3) Adjusted to reflect the sale by the Company of 1,490,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.50 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby. This discussion also identifies important cautionary factors that could cause the Company's actual results of operations to differ materially from those suggested in forward-looking statements regarding the Company made by, or on behalf of, the Company. In particular, the Company's forward-looking statements, including those regarding the adequacy of the Company's capital resources, its ability to develop and market new products, the expansion of its business, potential acquisitions and statements regarding trends relating to various net sales and expense items, could be affected by a number of risks and uncertainties including those described below.

DEPENDENCE ON THIRD PARTY MANUFACTURERS AND SUPPLIERS

     The Company uses multiple foreign and domestic manufacturers to manufacture and assemble substantially all of its products and component parts on a purchase order basis and does not maintain purchase or supply agreements with these suppliers. Certain of the Company's components, primarily the microchip used in the Company's Radio Fence products manufactured by Orbit Semiconductor, Inc. ("Orbit"), are currently obtained from a single source. As with the Company's other suppliers, the Company does not have a purchase or supply agreement with Orbit. Management expects that the Company will continue to be substantially dependent upon contract manufacturers in the future. There can be no assurance that the Company will be able to continue to obtain sufficient quantities of products or key components as required or that such products or key components will be available to the Company on commercially reasonable terms. Because the Company does not have long-term supply contracts with its suppliers, including Orbit, the Company's suppliers could unilaterally terminate their relationships with the Company at will. Moreover, the Company has no commitment from any of its manufacturers or suppliers to continue to manufacture, assemble or supply goods for the Company. Although management believes its relationships with its suppliers and manufacturers are good and that additional sources are available for all of the needed products and components, including the microchip, a future deterioration of such relationships (including the Company's relationship with Orbit) or events outside of the Company's control (for example, changes in the costs of manufacturing, foreign government or economic instability, damage to suppliers' manufacturing plants, financial difficulties of suppliers, delays or interruptions in the shipment of products or, in the case of foreign suppliers, changes in the foreign policy of the United States, changes in regulation, tariffs or import/export policies or currency fluctuation) could have a material adverse effect on the Company's ability to obtain the necessary products or components and ship its products to its customers and on its results of operations. See "Business -- Manufacturing and Assembly."

RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

     An element of the Company's growth strategy is expansion through the acquisition of businesses or assets that complement or expand its existing business. As a result, the Company evaluates potential acquisition opportunities, some of which may be material in size or scope. Acquisitions involve a number of special risks, including the time associated with identifying and evaluating potential acquisitions, the Company's ability to obtain acquisition financing, the diversion of management's attention to the integration of the assets, operations and personnel of the acquired businesses, the introduction of new products and services into the Company's business, possible adverse short-term effects on the Company's results of operations, the realization of acquired intangible assets and the loss of key employees of the acquired businesses. The Company may issue equity securities and other forms of consideration in connection with future acquisitions, which could cause dilution to investors purchasing Common Stock in the Offering. The Company has no present agreements, arrangements or commitments with respect to any acquisition. There can be no assurance that suitable acquisition candidates will be found on terms acceptable to the Company, that the Company will have adequate resources to consummate any acquisition, that acquisitions can be consummated successfully or that acquired businesses can be operated profitably or integrated successfully into the Company's operations. See "Business -- Growth Strategy."

NEW PRODUCT DEVELOPMENT AND RAPID TECHNOLOGICAL CHANGE

     Management believes that the market for the Company's products can be characterized by, and is subject to, rapidly changing technology, competition through technological advances and evolving industry standards. In addition, the Company's operating and growth strategies are significantly dependent upon the development, marketing and acceptance of the Company's products, including products dependent upon technology or computer software. The development of new electronic technology and software is a complex process, requiring high levels of innovation and capital. The introduction of new or enhanced products also requires that the Company manage transitions from older products in order to minimize disruptions in customer orders, avoid excess inventory of products and ensure that adequate supplies of new products can be delivered to meet new customer orders. There can be no assurance that the Company will be successful in the development and introduction of new or enhanced products, that the Company can successfully manage the transition by customers to new or enhanced products, that any such products will be sufficiently responsive to technological changes or gain market acceptance, or that consumers will accept any new or enhanced products. The Company's business, financial condition and results of operations could be materially adversely affected if the Company experiences significant delays in the development and introduction of new products or enhancements, or if such new products or enhancements do not gain market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies non-competitive or obsolete. See "Business -- Growth Strategy" and "-- Competition."

DISTRIBUTION CHANNELS

     The success of the Company depends heavily on the business it conducts with a limited number of retail segments and retailers. For the year ended December 31, 1997, approximately 27%, 26%, 17%, 12%, and 11% of the Company's net sales were made to home improvement and hardware stores, discount stores, pet supply stores, farm supply stores and catalog retailers, respectively. For the same period, approximately 13%, 10% and 9% of the Company's net sales were made through Wal-Mart, Lowe's and PETsMART, respectively. The Company has long-standing relationships with most of the retailers that sell the Company's products; however, it does not have contracts with them and, therefore, these retailers may unilaterally reduce or discontinue their purchases without penalty. The Company's loss of (or failure to retain a significant amount of business with) any of these retailers, whether as a result of purchasing decisions made by these retailers, interruptions in the businesses of any of these retailers, the consolidation of segments of the retail industry, failures of the businesses of these retailers, or otherwise, could have a material adverse effect on the Company's business, prospects and results of operations. See "Business -- Sales and Marketing."

DEPENDENCE ON KEY PERSONNEL

     The success of the Company depends upon the continued services of the Company's senior management, particularly upon its founder, Chairman of the Board and President, Randal D. Boyd. In addition to Mr. Boyd's service to the Company in these positions, Mr. Boyd has also had a significant role in the Company's sales and marketing activities and has developed relationships with certain of the Company's largest retailers. Mr. Boyd has also developed and implemented the Company's business and marketing strategies. The loss of the services of any of the Company's senior management including, in particular, Mr. Boyd, could have a material adverse effect upon the Company's business, prospects and results of operations. Moreover, the Company's growth plans will place significant demands on the Company's management and operating personnel. The Company's ability to achieve and manage its future growth effectively will require it to improve its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key officers and associates. If the Company is unable to manage its growth effectively, its business, prospects and results of operations may be adversely affected. See "Management" and "Business -- Growth Strategy."

COMPETITION

     The industry in which the Company operates is highly competitive. The Company's products compete with other similar products primarily on the basis of quality, reliability, the availability and quality of customer service and price. Because of the competitive nature of the industry and because the market for electronic pet containment and training products has not yet been widely recognized, additional competitors may emerge that have greater access to capital, more personnel and greater technological resources than the Company. Additionally, current or future competitors may institute aggressive pricing strategies in an effort to gain market share. There can be no assurance that the Company will be able to compete successfully with any such competitors. See "Business -- Competition."

DEPENDENCE UPON INTELLECTUAL PROPERTY

     The Company's ability to compete effectively will depend, in part, on its ability to protect its existing intellectual property, including its patents and trademarks, and on its ability to develop and protect intellectual property. In addition to patent and trademark protection, the Company also relies on trade secrets, technological know-how and other unpatented, proprietary information relating to its product development and manufacturing activities which it seeks to protect, in part, by confidentiality agreements with its employees and third parties. The Company's ability to compete effectively also depends on its ability to avoid infringing on the proprietary rights of others. There can be no assurance that the steps taken by the Company to protect its intellectual property will be adequate to prevent misappropriation or that others will not independently develop technology or products that compete with or are superior to the Company's products. Likewise, there can be no assurance that the Company will not inadvertently infringe on the intellectual property rights of others. See "Business -- Intellectual Property."

VARIABILITY OF QUARTERLY OPERATING RESULTS

     The Company's quarterly net sales and results of operations fluctuate significantly, in part, with seasonal shifts in the retail industry, changes in climate and the introduction of new products and technology. Historically, approximately 55-60% of the Company's net sales have taken place in the second and third fiscal quarters, when the weather is warm or mild. Future variability of quarterly net sales and results of operations may be caused by a variety of factors, including, but not limited to, the timing and shipment of significant orders, the introduction of new products, processes and technologies by the Company and its competitors, market acceptance of new and enhanced versions of the Company's products, changes in pricing policies by the Company and its competitors, the mix of distribution channels through which the Company's products are sold, the inability to obtain sufficient supplies of sole or limited source components for the Company's products, gains or losses of significant customers, the timing of customer upgrade and expansion programs, changes in the levels of operating expenses, the timing of acquisitions, seasonality and general economic conditions. Moreover, the Company's obligation to accept returns of products, in some cases at retail prices, could have a material adverse effect on the Company's results of operations. In response to competitive pressures of new product introductions, the Company may also take certain pricing or marketing actions that could materially and adversely affect the Company's operating results. The Company's expense levels are based, in part, on the Company's expectations as to future sales. If future sales levels are below expectations, the Company may be unable to adjust spending sufficiently in a timely manner to compensate for such unexpected sales shortfalls. Therefore, in future quarters, the Company's operating results may be below the expectations of public market analysts and investors. In this event, the price of the Common Stock may be materially adversely affected. See "Management's Discussions and Analysis of Financial Conditions and Results of Operations."

RECENT LOSSES

     The Company incurred net losses of approximately $100,000 and $1.5 million in fiscal 1993 and fiscal 1995, respectively. As a result of, among other things, the competitive nature of the industry in which the Company operates and the Company's need to develop new products and to enhance existing products, there can be no assurance that the Company will maintain profitability or achieve continued growth in operating performance in any future fiscal year or quarter. See "Business -- Competition."

EXPOSURE TO PRODUCT LIABILITY CLAIMS

     The Company is potentially subject to various legal claims, including products liability and other personal injury lawsuits relating to its products and arising out of the ordinary course of its business. In addition, because the Company sells products that are designed to contain pets, the Company may be subject to claims if a pet is not effectively contained in its boundary, or causes harm to property or individuals once it is outside of its boundary. The Company does not maintain reserves to limit the economic impact to the Company in the event of any successful legal claim of this nature against the Company. The Company does, however, maintain general liability insurance coverage at levels determined in light of management's estimation of the Company's exposure to such claims, among other factors. There can be no assurance, however, that such insurance will be adequate either in amount or type of coverage, or that the Company will be able to maintain such coverage in the future. Consequently, there can be no assurance that the costs and expenses or other liabilities arising out of product liability or personal injury actions or legal proceedings involving the Company will not have a material adverse effect on the Company's business, prospects and results of operations. See "Business -- Insurance."

GOVERNMENT REGULATION

     Standards governing the treatment of animals are constantly evolving and developing. Various countries, including Norway, Sweden and Switzerland, prohibit products that are deemed to be inhumane or harmful to pets. If any governing or regulatory body of any country or other political jurisdiction with similar or analogous laws determines that any or all of the Company's products are prohibited, then the Company could be prohibited from selling such products in such countries or jurisdictions. In addition, regulations have been adopted in at least one town in the United States that require pet owners to post a sign to notify the public that an owners' pet is being restrained by an electronic fence. There can be no assurance that additional, similar laws or regulations will not be proposed or adopted in the future. In addition, many of the Company's products require compliance with standards set by the Federal Communications Commission (the "FCC"). The ability of the Company to adhere to the standards of the FCC cannot be assured and changes in current rules and regulations cannot be predicted. The failure to comply with the FCC or other domestic or international regulations could have a material adverse effect on the Company and its results of operations. See "Business -- Regulation."

ABSENCE OF PRIOR PUBLIC MARKET; RELATIONSHIP OF OFFERING PRICE TO MARKET PRICE

     Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or continue after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock has been determined by negotiation among the Company, the Selling Shareholders, and J.C. Bradford & Co. and The Robinson-Humphrey Company, LLC, as the representatives of the Underwriters (the "Representatives"), and may not be indicative of the market price for shares of Common Stock after the Offering. See "Underwriting." Prices for the shares of Common Stock after the Offering will be determined in the market and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of the Company, the Company's industry as a whole and general economic and market conditions.

POSSIBLE VOLATILITY OF MARKET PRICE

     From time to time after the Offering, there may be significant volatility in the market price of the Common Stock. Quarterly operating results of the Company, changes in earnings estimated by analysts, changes in general conditions in the economy or the financial markets or other developments affecting the Company could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market from time to time experiences extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities, often for reasons unrelated to the operating performance of the issuers.

CONTROL BY MANAGEMENT AND CERTAIN SHAREHOLDERS

     Following completion of the Offering, directors and officers of the Company will beneficially own approximately 64.4% of the outstanding shares of Common Stock (approximately 61.3% if the underwriters' over-allotment option is exercised in full). Accordingly, these persons will have substantial influence over the affairs of the Company, including the ability to control the election of directors, the decision whether to effect or prevent a merger or sale of assets and other matters requiring shareholder approval. See "Management" and "Principal and Selling Shareholders."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market following the Offering could adversely affect the market price for the Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements under which certain holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of J.C. Bradford & Co., acting on behalf of the Underwriters. On the date of this Prospectus, no shares other than the 1,885,000 shares offered hereby will be eligible for sale. A total of 4,347,722 additional shares are subject to lock-up agreements and will be eligible for sale subject to the volume and holding period limitations of Rule 144 following the expiration of such lock-up agreements. See "Shares Eligible for Future Sale."

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

     Pursuant to the Company's Amended and Restated Charter (the "Charter"), the Company's Board of Directors has the authority, without action by the shareholders, to issue up to 10,000,000 shares of preferred stock and to fix the rights and preferences of such shares. This authority, together with provisions of the Company's Charter that implement staggered terms for directors, may delay, deter, or prevent a change in control of the Company. In addition, as a Tennessee corporation, the Company is subject to the provisions of the Tennessee Business Combination Act, the Tennessee Control Share Acquisition Act and the Tennessee Greenmail Act, each of which may be deemed to have anti-takeover effects and may delay, deter, or prevent a takeover attempt that might be considered by the shareholders to be in their best interests. See "Description of Capital Stock -- Preferred Stock" and "Certain Provisions of the Charter, Bylaws and Tennessee Law."

DILUTION


     The purchasers of the Common Stock offered hereby will experience immediate and significant dilution of $7.72 per share, the amount by which the purchase price of the Common Stock offered hereby will exceed the net tangible book value of the Common Stock immediately following the Offering. In the event the Company issues additional shares of Common Stock in the future, including shares which may be issued in connection with any future acquisitions, purchasers of Common Stock in this Offering may experience further dilution in net tangible book value per share of the Common Stock. See "Dilution."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 1,490,000 shares of Common Stock offered by the Company hereby (assuming an initial public offering price of $10.50 per share) are estimated to be approximately $14.0 million (approximately $16.8 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and estimated expenses payable by the Company in connection with the Offering. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."


     The Company plans to use approximately $3.6 million of the net proceeds of the Offering to repay outstanding indebtedness of the Company. The indebtedness to be repaid from the net proceeds of the Offering bears interest at annual rates ranging from 8.4% to 11.5%, and was incurred to purchase certain fixed assets, acquire a product line from Austin Innovations, Inc. (the "Austin Acquisition"), repurchase certain stock purchase warrants and meet the Company's working capital needs. At December 31, 1997, such indebtedness had a weighted average interest rate of 9.7%. Such indebtedness, if not repaid, would otherwise mature at various dates through 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     The remaining $10.4 million of the net proceeds is expected to be used to fund research and development activities, possible future acquisitions and for general corporate purposes, including working capital. Although the Company periodically evaluates acquisition opportunities and conducts preliminary discussions, the Company has no present agreements, arrangements or commitments with respect to any acquisition. In identifying potential acquisitions, the Company intends to target entities or product lines that are engaged in the Company's existing business or that can increase the Company's ability to compete in its markets. There can be no assurance that any such research and development activities or acquisitions will be successful or that the terms of any such transactions will be favorable to the Company.


     Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, investment-grade or government, interest-bearing securities.

                                 CAPITALIZATION


     The following table sets forth (i) the actual capitalization of the Company as of December 31, 1997 and (ii) the capitalization on an as adjusted basis to reflect the issuance and sale of the 1,490,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.50 (the midpoint of the estimated initial public offering price) per share and the application of the estimated net proceeds therefrom, which are estimated to be approximately $14.0 million (after deducting the underwriting discount and estimated initial public offering expenses). This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the related Notes thereto included elsewhere in this Prospectus.



                                                                 DECEMBER 31, 1997
                                                              -----------------------
                                                              ACTUAL   AS ADJUSTED(1)
                                                              ------   --------------
                                                                  (IN THOUSANDS)
Short-term debt, including current portion of long-term
  debt, capital lease obligations and other obligations.....  $  683      $   108
Long-term debt, line of credit, capital lease obligations
  and other obligations, less current portion...............   3,427          438
Shareholders' equity:
  Preferred Stock, no par value per share; 10,000,000 shares
     authorized, no shares outstanding......................      --           --
  Common Stock, no par value per share; 50,000,000 shares
     authorized; 4,669,223 shares outstanding; 6,159,223
     shares outstanding, as adjusted(2).....................   2,029       16,078
  Stock purchase warrants...................................       7            7
  Retained earnings.........................................   1,742        1,742
                                                              ------      -------
          Total shareholders' equity........................   3,778       17,827
                                                              ------      -------
          Total capitalization..............................  $7,889      $18,373
                                                              ======      =======


---------------

(1) Does not include 600,000 shares of Common Stock (after giving effect to 3,000 shares of Common Stock issued in January 1998 pursuant to the exercise of an option) issuable upon the exercise of stock options granted under the Company's stock option plans and 12,000 shares of Common Stock issuable upon the exercise of an outstanding warrant. See "Management -- Compensation Pursuant to Plans" and "Description of Capital Stock."
(2) Share amounts have been adjusted for a three-for-one stock split approved by the Board of Directors on November 14, 1997.

                                DIVIDEND POLICY


     The Company has never declared or paid cash dividends on its Common Stock. The Company expects that future earnings, if any, will be retained to finance the growth and development of the Company's business and, accordingly, does not intend to declare or pay any cash dividends on the Common Stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, will be subject to the sole discretion of the Company's Board of Directors and will depend upon the future earnings, results of operations, financial condition and capital requirements of the Company and any applicable contractual restrictions and such other factors as the Board of Directors, in its sole discretion, deems relevant. The Company's current $5,000,000 Revolving Line of Credit, dated April 3, 1995, with First American National Bank ("First American"), as amended, and its Term Loan, dated June 5, 1995, with BankFirst of Knoxville, Tennessee (together with First American, the "Banks"), provides that the Company may not declare or pay any dividend of any kind without the prior written consent of the Banks, which consent shall not be unreasonably withheld.


                                    DILUTION

     At December 31, 1997, the net tangible book value of the Company was approximately $3.1 million, or $0.66 per share of Common Stock. Net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding.


     After giving effect to the issuance and sale by the Company of the 1,490,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.50 (the midpoint of the estimated initial public offering price) per share, and after deducting the estimated underwriting discount and offering expenses payable by the Company and the receipt by the Company of approximately $14.0 million in net proceeds, the pro forma net tangible book value of the Company at December 31, 1997 would have been approximately $17.1 million, or $2.78 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $2.12 per share to existing shareholders and an immediate dilution in net tangible book value of $7.72 per share to purchasers of Common Stock in the Offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............          $10.50
Net tangible book value prior to the Offering...............  $0.66
Increase in net tangible book value attributable to new
  investors.................................................   2.12
                                                              -----
Pro forma net tangible book value after the Offering........            2.78
                                                                      ------
Dilution in net tangible book value to new investors........          $ 7.72
                                                                      ======



     The following table summarizes, at December 31, 1997, the number of shares of Common Stock issued by the Company, the total consideration paid to the Company and the average price per share paid to the Company by existing shareholders and by the new investors purchasing shares of Common Stock in the Offering at an assumed initial public offering price of $10.50 per share:



                                      SHARES PURCHASED(1)    TOTAL CONSIDERATION
                                      -------------------   ---------------------   AVERAGE PRICE
                                       NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                      ---------   -------   -----------   -------   -------------
Existing shareholders...............  4,274,223      69%    $ 1,583,187       7%       $ 0.38
New investors.......................  1,885,000      31      19,792,500      93         10.50
                                      ---------     ---     -----------     ---
          Total(2)..................  6,159,223     100%    $21,375,687     100%
                                      =========             ===========


---------------

(1) Sales by Selling Shareholders in this Offering will cause the number of shares owned by existing shareholders to be reduced to 4,274,223 shares, or approximately 69%, and the number of shares owned by new investors to be increased to 1,885,000 shares, or approximately 31%, of the total number of shares of Common Stock to be outstanding after this Offering. See "Principal and Selling Shareholders."
(2) Does not include 600,000 shares of Common Stock (after giving effect to 3,000 shares of Common Stock issued in January 1998 pursuant to the exercise of an option) issuable upon the exercise of stock options granted under the Company's stock option plans and 12,000 shares of Common Stock issuable upon the exercise of an outstanding warrant. See "Management -- Compensation Pursuant to Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



     The selected financial data set forth below for the Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 are derived from the audited financial statements included elsewhere herein. The selected financial data set forth below for the Company as of December 31, 1993, 1994 and 1995, and for each of the two years in the period ended December 31, 1994 are derived from financial statements not included elsewhere herein.


     All information contained in the following tables should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and related Notes included elsewhere in this Prospectus.


                                                                         YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------------
                                                               1993     1994      1995      1996      1997
                                                              ------   -------   -------   -------   -------
STATEMENT OF OPERATIONS:
Net sales...................................................  $6,570   $13,490   $13,193   $18,869   $24,567
Costs of goods sold.........................................   5,006    10,310     9,990    12,091    14,830
                                                              ------   -------   -------   -------   -------
Gross profit on sales.......................................   1,564     3,180     3,203     6,778     9,737
Operating costs and expenses:
  Selling, general and administrative expenses..............   1,321     2,496     3,122     3,410     5,031
  Research and Development..................................     462       471       912       664       983
  Interest Expense..........................................      31       149       468       715       423
                                                              ------   -------   -------   -------   -------
Income (loss) before income taxes and cumulative effect of
  accounting change.........................................    (250)       62    (1,299)    1,989     3,300
Income tax benefit (provision)..............................      90         7      (196)      (42)   (1,240)
                                                              ------   -------   -------   -------   -------
Income (loss) before cumulative effect of accounting
  change....................................................    (160)       69    (1,495)    1,947     2,060
Cumulative effect of accounting change......................      60        --        --        --        --
                                                              ------   -------   -------   -------   -------
Net income (loss)...........................................  $ (100)  $    69   $(1,495)  $ 1,947   $ 2,060
                                                              ======   =======   =======   =======   =======
Earnings per common and equivalent share before cumulative
  effect of accounting change...............................  $(0.05)  $  0.02   $ (0.32)  $  0.42   $  0.44
                                                              ======   =======   =======   =======   =======
Income (loss) per common and equivalent share:
  Basic.....................................................  $(0.03)  $  0.02   $ (0.32)  $  0.42   $  0.44
                                                              ======   =======   =======   =======   =======
  Diluted...................................................  $(0.03)  $  0.02   $ (0.32)  $  0.36   $  0.39
                                                              ======   =======   =======   =======   =======
Number of shares and common stock equivalents used in
  computing earnings per common and equivalent share(1):
  Basic.....................................................   3,106     3,990     4,601     4,663     4,666
  Diluted...................................................   3,106     4,121     4,731     5,388     5,276(2)



                                                           DECEMBER 31,                   DECEMBER 31, 1997
                                                 ---------------------------------   ---------------------------
                                                  1993     1994     1995     1996    ACTUAL     AS ADJUSTED(3)
                                                 ------   ------   ------   ------   -------   -----------------
BALANCE SHEET DATA:
Current assets.................................  $2,067   $4,514   $3,613   $6,255   $ 9,603        $20,087
Total assets...................................   2,359    5,119    4,449    7,119    11,304         21,789
Long-term debt, including current portion and
  borrowings under line of credit..............      --      172    1,072      162     4,111            546
Shareholders' equity...........................     257    1,921      791    2,987     3,778         17,827


---------------


(1) Reflects a 100-for-1 stock split effected as a stock dividend on September 19, 1994, and a three-for-one stock split approved by the Board of Directors on November 14, 1997.


(2) Common stock equivalents used in calculating diluted earnings per share for 1997 include the weighted average effect of 486,501 stock purchase warrants which were repurchased by the Company and retired on May 15, 1997. Excluding the effect of these warrants, the number of shares and common stock equivalents used in computing diluted earnings per common and equivalent share would have been approximately 5,110,012 for 1997.


(3) Adjusted to reflect the sale by the Company of 1,490,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.50 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following analysis of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

OVERVIEW

     The Company has achieved significant growth in the last five years, with net sales increasing from $6.6 million in 1993 to $24.6 million in 1997. Net sales increases have been primarily attributable to the addition of retailers to the Company's distribution system as well as expanded penetration within each retailer's chain. While the Company currently offers over 20 electronic pet containment and training products, a substantial portion of the increase in net sales has been attributable to the Company's Radio Fence pet containment products. The Company's five largest customers accounted for 46.5% of total net sales for the year ended December 31, 1997. The Company believes that sustained growth can be achieved through continued expansion of its product line and distribution channels, as well as increasing market awareness at the consumer level, selective acquisitions, expansion of international sales and other measures.

     Product sales are recognized upon shipment, net of estimated trade discounts and returns. Estimated warranty costs attributable to the Company's standard warranty program are accrued for at the time of sale. Substantially all sales transactions are denominated in U.S. dollars.

     Cost of goods sold includes production costs plus freight, customs and other costs associated with delivery from foreign contract manufacturers or from domestic suppliers, as well as royalties paid under certain licensing or other agreements. Selling, general and administrative expenses ("SG&A") include costs related to the Company's sales force, which is comprised principally of independent representatives working on a commission basis, and to a lesser extent, of in-house associates. SG&A also include costs associated with marketing and advertising activities, as well as corporate and administrative support functions. Research and development costs consist primarily of salaries, overhead and materials costs related to design and development efforts of the Company's in-house engineering staff, as well as similar services provided on a contract basis by third party consultants. Such costs are expensed when incurred.

RESULTS OF OPERATIONS

     The following table sets forth for the fiscal periods indicated the percentage of total net sales represented by certain items reflected in the Company's statements of operations and the percentage change from period to period in such items.

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                                1995     1996     1997
                                                                -----    -----    -----
Net sales...................................................    100.0%   100.0%   100.0%
Cost of goods sold..........................................     75.7     64.1     60.4
                                                                -----    -----    -----
Gross profit on sales.......................................     24.3     35.9     39.6
Selling, general and administrative expenses................     23.7     18.1     20.5
Research and development....................................      6.9      3.5      4.0
Interest expense............................................      3.5      3.8      1.7
                                                                -----    -----    -----
Income (loss) before income taxes...........................     (9.8)    10.5     13.4
Income tax provision........................................     (1.5)    (0.2)    (5.0)
                                                                -----    -----    -----
Net income (loss)...........................................    (11.3)%   10.3%     8.4%
                                                                =====    =====    =====

Year Ended December 31, 1997 Compared with Year Ended December 31, 1996


     Net sales. Net sales increased $5.7 million, or 30.2%, to $24.6 million for the fiscal year 1997, from $18.9 million for fiscal year 1996. Of the increase, approximately $4.1 million was attributable to increased net sales to existing retailers with the remaining $1.6 million attributable to net sales to new retailers. The growth in net sales was attributable to increased sales of existing products, as well as the introduction of new training products developed by the Company or acquired by the Company in the Austin Acquisition, such as bark control collars and ultrasonic trainers.

     Cost of goods sold. Cost of goods sold increased $2.7 million, or 22.6%, to $14.8 million for fiscal year 1997, from $12.1 million for fiscal year 1996. Cost of goods sold decreased as a percentage of net sales from 64.1% for fiscal year 1996, to 60.4% for fiscal year 1997, due to cost reductions resulting from efficiencies realized in packaging and improved pricing with suppliers. Production overhead as a percentage of net sales continued to decrease in fiscal year 1997, as fixed costs were spread over greater net sales volume. Freight costs as a percentage of net sales decreased primarily as a result of improved freight rates and larger shipment sizes.

     Selling, general and administrative expenses. SG&A increased $1.6 million, or 47.5%, to $5.0 million for fiscal year 1997, from $3.4 million for fiscal year 1996. Increased marketing activities, primarily advertising, accounted for approximately 46% of the increase and increases in variable costs such as sales commissions and cooperative advertising accounted for an additional 25% of the increase. Administrative and other support costs remained relatively stable due to a combination of an increase in bonuses payable as a result of improved operating results and a reduction of costs achieved by the Company through its profit teams. SG&A as a percentage of net sales increased from 18.1% in 1996 to 20.5% in 1997.

     Research and development expenses. Research and development expenses increased $319,000, or 48.0%, to $983,000 for fiscal year 1997, from $664,000 for fiscal year 1996, reflecting an increase in the number of personnel. The additional personnel were added to increase activity in both the development of new products and the enhancement of existing products.

     Interest expense. Interest expense decreased $292,000, or 40.8%, to $423,000 for fiscal year 1997, from $715,000 for the fiscal year 1996. This decrease was substantially attributable to the decrease in amortization of the debt discount associated with the stock purchase warrants held by the subordinated debt holder. The subordinated note was retired on December 18, 1996. This decrease was partially offset by the increase in borrowing cost associated with debt incurred for the Austin Acquisition and for the repurchase of the aforementioned stock purchase warrants.

     Income taxes. Income tax provision increased to $1.2 million for fiscal year ended 1997, from $42,000 for fiscal year 1996. The 2.1% effective rate for fiscal year 1996 reflected both the utilization of net operating loss carryforwards from prior periods, as well as reversal of the deferral tax valuation allowance established in fiscal year 1995. The 1997 effective rate of 37.6% reflects the Company's combined federal and state tax rate, as the utilization of net operating loss carryforwards and the change in deferred tax asset valuation allowance were recorded entirely in 1996.


Year Ended December 31, 1996 Compared with Year Ended December 31, 1995


     Net sales. Net sales increased $5.7 million, or 43.2%, to $18.9 million for fiscal year 1996, from $13.2 million for fiscal year 1995. Of the increase, approximately $3.4 million was attributable to increased sales through existing distribution channels, with the remaining $2.3 million attributable to the addition of new retailers. The increase in sales of the Radio Fence pet containment products reflected an increase in volume of 34.0%, as the Company implemented a dual brand strategy, with the Radio Fence brand featuring the newer, ultralight receiver at a premium price, and the Pet Guardian brand using the older receiver, offered at a more economical price.

     Cost of goods sold. Cost of goods sold increased $2.1 million, or 21.0%, to $12.1 million for fiscal year 1996, from $10.0 million for fiscal year 1995. Cost of goods sold decreased as a percentage of net sales from 75.7% in 1995 to 64.1% in 1996, due to several cost reduction initiatives implemented in the last quarter of

1995 and the first quarter of 1996. Such initiatives included the outsourcing of substantially all manufacturing and assembly operations to third parties, entering into more favorable copper supply arrangements and integrating new, more cost-effective designs into the Company's pet containment products.

     Selling, general and administrative expenses. SG&A increased approximately $300,000, or 9.2%, to $3.4 million for fiscal year 1996, from $3.1 million for fiscal year 1995. Increased selling and marketing costs associated with the increase in net sales and increased compensation expense associated with higher profitability were partially offset by reductions in corporate and administrative expenses achieved by personnel reductions and other cost control measures. As a result of higher net sales in 1996, SG&A as a percentage of net sales decreased from 23.7% in 1995 to 18.1% in 1996.

     Research and development expenses. Research and development expenses decreased approximately $250,000 or 29.4%, to $664,000 for fiscal year 1996, from $912,000 for fiscal year 1995. This decrease reflected a more focused approach to new product development, which resulted in a reduction in both research personnel and the use of outside engineering services.

     Interest expense. Interest expense increased $247,000, or 52.8%, to $715,000 for fiscal year 1996, from $468,000 for fiscal year 1995. Substantially all of the increase is attributable to increased amortization of debt discount associated with the stock purchase warrant held by the subordinated debt holder. The subordinated note was retired on December 18, 1996.

     Income taxes. Income tax provision decreased $153,000, or 78.6%, to $42,000 for fiscal year 1996, from $196,000 for fiscal year 1995. The net decrease primarily reflected the approximately $1.3 million increase in tax provision based on statutory rates applied to higher taxable income, net of the $1.4 million decrease resulting from the reversal of the $685,000 deferred tax asset valuation allowance established in 1995. The elimination of the valuation allowance reflected the utilization of net operating loss carryforwards and tax credits for which a 100% valuation allowance had been established in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed its operations through a combination of cash flow from operations, bank and other borrowings and equity capital. The Company's capital requirements have arisen primarily in connection with purchases of fixed assets and the Austin Acquisition.

     Net cash provided (used) by operating activities improved from ($2.3 million) for the fiscal year 1994 to ($74,000) for the fiscal year 1995 primarily due to significantly lower inventory levels in 1995. Net cash provided
(used) by operating activities increased to $68,000 in 1996 due to a significant improvement in net income (loss) from ($1.5 million) for the fiscal year 1995 to $1.9 million for the fiscal year 1996. Net cash provided (used) by operating activities for the fiscal year 1997 increased to $1.9 million from $68,000 for the fiscal year 1996, primarily reflecting an increase in accounts payable and accrued liabilities due to improved cash management and a higher level of business activity. Investing activities include additions to property, plant and equipment and the consummation of the Austin Acquisition in March 1997.

     On March 31, 1997, the Company consummated the Austin Acquisition. Under the terms of the Austin Acquisition purchase agreement, the Company paid $500,000 cash within 90 days of closing and agreed to pay the seller royalties on product sales of a minimum of $750,000 over five years and an overall maximum of $1.5 million. This transaction was accounted for by the purchase method of accounting. Accordingly, the total purchase price, including the present value of the minimum royalty payments, was approximately $1.1 million. A portion of the purchase price was allocated to the separately identifiable assets (principally inventory and product molds) at their respective fair values. The remaining portion of the purchase price has been allocated to goodwill and other intangible assets and is being amortized under the straight-line method over seven years. The present value of the minimum royalty payments is included in long-term debt and other obligations in the accompanying financial statements.

     In May 1997, the Company redeemed the warrants held by a former subordinated debt holder. Consideration for the warrants was $1.8 million and has been recorded, net of the excess tax deduction benefit of $510,000, as a charge to shareholders' equity. This transaction was partially financed by a one-year term loan from a bank of $1.0 million.

     The Company maintains a bank line of credit that provides for borrowings on
(i) a revolving "primary" line, expiring May 30, 1999, of up to $5.0 million with a limit of (a) 75% of eligible receivables, as defined herein, plus (b) the lesser of 50% of eligible inventory, as defined, or $1.5 million; and (ii) a non-revolving "acquisition" line, expiring May 30, 1998, of up to $1.5 million for permitted acquisitions, as defined herein. The primary line bears interest at the bank's index rate plus 1% beginning December 31, 1997. The acquisition line bears interest at the bank's index rate plus 1%. The outstanding balance on the line of credit at December 31, 1997 was approximately $2.9 million. The Company intends to use a portion of the net proceeds of this Offering to repay the outstanding amounts on its line of credit. See "Use of Proceeds."

     The Company's principal commitments as of December 31, 1997 consisted primarily of long-term debt of $1.2 million primarily related to the Austin Acquisition and to the purchase of stock warrants from a former subordinated debt holder, as well as the $2.9 million balance on the line of credit, all as described above. After the application of the net proceeds of this offering as set forth in "Use of Proceeds," the Company believes that its cash balances, availability under its line of credit, and its cash flows from operations will be sufficient to meet its working capital expenditure needs for at least the next 12 months.

     Although the Company has no present agreements, arrangements or commitments with respect to any acquisition, the Company may in the future make strategic acquisitions of other complementary businesses using stock, cash, debt or a combination thereof. Depending on the terms of any potential acquisition, the Company may need to incur additional indebtedness or issue equity securities to make any such acquisition.

     The Company routinely engages in transactions in foreign countries. Substantially all of the Company's transactions are denominated in U.S. dollars, thereby limiting the Company's exposure to fluctuations in foreign currency exchange rates.

IMPACT OF INFLATION AND CHANGING PRICES

     The Company believes that the relatively moderate rate of inflation experienced over the past several years has not had a material impact on its sales or profitability.

SEASONALITY

     The Company's quarterly net sales and results of operations fluctuate significantly, in part, with seasonal shifts in the retail industry, changes in climate and the introduction of new products and technology. Historically, approximately 55-60% of the Company's net sales have taken place in the second and third fiscal quarters, when the weather is warm or mild.

YEAR 2000 COMPLIANCE

     As the year 2000 approaches, a critical business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products in the marketplace were designed to accommodate only two-digit date entries. Beginning in the year 2000, these systems and products will need to be able to accept four-digit entries to distinguish years beginning with 2000 from prior years. As a result, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists concerning the potential effects associated with compliance. While the Company believes that its software applications and programs are Year 2000 compliant, there can be no assurance that coding errors or other defects will not be discovered in the future. Also, the Company has not initiated formal communications with all of its significant suppliers and large customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issues. Any Year 2000 compliance problem of the Company, its suppliers or its customers could result in a material adverse effect on the Company's business, prospects, results of operations and financial condition.

IMPACT OF RECENTLY RELEASED ACCOUNTING STANDARDS

     In addition to SFAS 128, the FASB has issued the following standards, which: (i) have recently become or are not yet effective, and (ii) did not or are not expected to have a material impact on the Company.

     - SFAS 129, Disclosure of Information About Capital Structure, issued in February 1997, effective for fiscal years ending after December 15, 1997.

     - SFAS 130, Reporting Comprehensive Income, issued in June 1997, effective for fiscal years beginning after December 15, 1997.

     - SFAS 131, Disclosures About Segment of an Enterprise and Related Information, issued in June 1997, effective for fiscal years beginning after December 15, 1997.

                                    BUSINESS

GENERAL


     Radio Systems is a leading provider of electronic pet containment and training products. The Company currently offers over 20 products, including radio fences, bark control collars, ultrasonic pet trainers, pet locators, ultrasonic pest deterrents and an electronic flea comb. The Company introduced its first Radio Fence pet containment system in 1991, which is a radio frequency based system designed to keep pets safely in a designated area without a visible fence. Radio Systems was the first company to introduce an affordable and user-friendly "do-it-yourself" product to the electronic pet containment market by designing and packaging its product for sale through mass retailers. The retail prices of the products currently offered by the Company range from $9.95 to $299.


     The Company's primary product is the Radio Fence pet containment system, which provides a safe, reliable method of pet containment utilizing a proprietary computer microchip housed in the pet's collar to administer a mild, electronic correction when the pet approaches a designated boundary. The pet owner designates an outdoor containment area by running a wire approximately three inches beneath the ground. Once the pet has been properly trained to associate the mild, electronic correction with the boundaries of its containment area, the pet learns not to approach those boundaries. The Company's newest pet containment product is the Spray Control Radio Fence, which uses a burst of non-toxic citronella spray from the pet's collar that is unpleasant to the pet, rather than the electronic correction. For the year ended December 31, 1997, Radio Fence pet containment products represented approximately 69% of the Company's net sales.

     Management believes that the Company's success is primarily due to its ability to apply technological expertise and its marketing efforts. The Company has achieved a position as an innovator and a leader in the electronic pet containment and training products industry, in part, through the use of technological expertise in low frequency magnetics, radio frequency magnetics, radio frequency design, receiver miniaturization, ultrasonics and mixed signal computer chip design. The Company leverages its technological and engineering capabilities to develop new products and enhance its existing products. For example, during 1996 and 1997 combined, the Company introduced eight new products and enhanced many of its existing products. In addition, the Company currently has over 20 potential new products in various stages of development.

     The Company currently distributes its products through most of the major mass retail chains in the United States, consisting of over 7,000 retail locations. The following table lists certain of the major retailers, grouped by retail category, that offer the Company's products, together with the percentage of the Company's net sales attributable to each category for the year ended December 31, 1997:

       HARDWARE/HOME               MASS MERCHANTS/
 IMPROVEMENT STORES (27%)       DISCOUNT STORES (26%)       PET SUPPLY STORES (17%)
---------------------------  ---------------------------  ---------------------------
          Lowe's                      Wal-Mart                     PETsMART
        Home Depot                      Kmart                        Petco
     Builder's Square                  Target                  Pet Supplies Plus
     Payless Cashways                   Ames
         Hechinger
       Ace Hardware

 FARM SUPPLY STORES (12%)      CATALOG RETAILERS (11%)            OTHER (8%)
---------------------------  ---------------------------  ---------------------------
      Tractor Supply                Sporting Dog              Northern Hydraulics
      Central Tractor               Sears Canada              PetSafe Ltd. (U.K.)
           Agway                       Damark
          Quality                   Sharper Image
                                      Cabela's

     Management believes it will be able to expand sales of its products significantly by increasing the public's awareness that economical and dependable electronic pet containment and training products are available. Most of the Company's retailers offer its products in all or substantially all of their stores, but only a few carry more than five of the Company's products. Management believes that additional sales growth can result from increasing the number of retailers and stores that currently carry its products as well as the range of products offered by each. Management also intends to grow the Company through the selective acquisition of complementary businesses as well as through the expansion of international sales.

     The Company's operating strategy is to utilize its existing marketing and engineering capabilities and take advantage of its strong distribution channels and market positions to maintain and strengthen its status as a leader in the market for electronic pet containment and training products market. In addition, the Company intends to remain committed to its customers by continuing to develop customer-driven products, providing exceptional customer service, maintaining cost-effective manufacturing and product development techniques, and empowering its personnel through profit teams to enhance the Company's products, processes and profitability.

INDUSTRY OVERVIEW

     The Company perceives significant growth in its target market as a result of several trends including: (i) the absolute growth in the number of pet owning households and in the number of pets, (ii) the absolute growth of sales of pet supplies, (iii) the evolving needs of this target market, and (iv) technological advances resulting in alternative solutions.

     Pet ownership and the resulting pet supply market have grown considerably in recent years and this growth is expected to continue. Based on industry surveys, in 1996, approximately 57% of all households in the United States owned at least one dog or cat during the year (up from 54% in 1990) and, in the aggregate, Americans owned approximately 128 million dogs and cats, an increase of 20% from 1990. In addition, based on industry publications, Americans spent $4.1 billion on non-food pet supplies in 1996, an amount which is projected to grow to $6.1 billion by 2001.

     Further, management believes that the needs of the Company's target market have evolved as a result of the increasing percentage of dual income families, longer work weeks and increasing travel habits, resulting in an increased reliance on pet containment and training products as well as an increased awareness of pet behavioral issues. According to a 1996 survey by the American Pet Products Manufacturers Association, 58% of pet owners indicated that "finding care when away" was a drawback to owning a pet (making this the most often cited drawback) and 26% indicated that "noise, barking and whining" was a major concern. Therefore, as the number of dual income families grows and more people pursue active lifestyles, management believes that the appeal of electronic pet containment and training products is greatly enhanced as pet owners have less time to directly supervise and train their pets.

     Traditionally, pet owners have relied upon conventional methods, such as fences and chains, to contain their pets. Products such as those sold by the Company are designed to address the substantial expense and often unattractive appearance associated with traditional pet containment devices. The technological improvements made by the Company have led to less expensive, smaller, easier to install and more energy efficient products to service the needs of this growing and evolving market. Pet containment products similar to the Company's Radio Fence are also sold through specialty fence installers. Purchasers of those systems generally pay a significant premium to have the pet containment system installed or maintained by the specialty fence installer. The Company and a small number of private companies market and sell pet containment systems such as the Radio Fence to the "do-it-yourself" market through mass retailers. These pet containment systems are sold at a significant discount to those offered by specialty fence installers.

     Company research suggests that only approximately 30% of existing homeowners are aware that electronic pet containment products exist. Management believes that an even smaller percentage of homeowners are aware that economical and dependable "do-it-yourself" electronic pet containment systems are available. While approximately 90% of pet owners in the United States own or rent homes, the Company estimates that fewer than 600,000 electronic pet containment products such as the Company's Radio Fence have been sold in the last three years.

GROWTH STRATEGY


     The Company intends to continue its growth by (i) increasing market awareness of and demand for its products, (ii) increasing sales through existing and new distribution channels, (iii) applying technological capabilities to develop and enhance products, (iv) selectively acquiring complementary businesses, and (v) expanding international sales.


     Increase Market Awareness. Because of limited market awareness of electronic pet containment and training products such as the Radio Fence, management believes that it can increase sales of its Radio Fence pet containment systems significantly in its core domestic market by increasing the public's awareness that economical and dependable products such as those offered by the Company are available. Management believes that the Company can increase the market awareness of the Company's products by focusing on its advertising and merchandising efforts.

          Emphasize Advertising. Prior to 1997, the Company had not purchased advertising for its products, although its products were selectively advertised by certain retailers. During 1997, the Company initiated a direct advertising effort, and while management believes that these advertising efforts were successful, the results were limited by the small amount of capital spent. To increase market awareness of and demand for its products, the Company intends to substantially increase its spending on advertising in 1998. The Company currently intends to target consumers by advertising primarily through television, newspapers and magazines, although the Company may also advertise through other channels including direct marketing. In addition, the Company intends to cross-sell its products by including marketing and advertising information regarding the Company's various products in boxes containing the Company's Radio Fence pet containment systems. The Company has recently retained a national advertising agency to assist the Company with its advertising efforts.

          Improve Point of Sale Merchandising. The Company's merchandising goal is to enhance its product presentation so that customers can more easily identify the Company's products at the point of sale. For example, the Company is currently working with one retailer to develop a user-friendly display board to demonstrate the Company's products and to more efficiently utilize shelf space. In addition, the Company intends to aggressively pursue opportunities to place Radio Systems signs at the point of sale to enable consumers to easily locate the Company's products within stores. The Company also intends to introduce new, distinctive packaging for its core products to enhance brand and product recognition. The Company will also pursue opportunities to display its products off of the shelves with free-standing displays in the aisles of the retail stores.

     Increase Sales Through Existing and New Distribution Channels. The Company currently distributes its products through most of the large mass retail chains in the United States. Most of these retailers offer the Company's products in all or substantially all of their stores, but only a few of these retailers carry more than five of the Company's products in each of its stores. Although the Company's products are currently distributed through over 7,000 retail locations, management believes that additional sales growth can result from increasing the Company's penetration of retailers that currently offer the Company's products. The Company intends to continue its efforts to increase the range of products offered by each retailer and store and to increase the number of retailers and stores that carry its products.

          Expand the Selection of Products Available at Retail. Management believes, based on discussions with representatives of certain of the Company's retail customers, the Company will be able to expand the selection of products offered at many of these customers and increase its penetration with certain of its customers. Management also believes that the Company's increased advertising will increase the awareness of and demand for the Company's products, thereby encouraging stores to expand their offerings of the Company's products. In addition, the Company intends to continue to apply technology to introduce new products and to enhance existing products, thereby creating further demand for a broader selection of its products.

          Add Distribution Channels. The Company intends to broaden its distribution to other retail segments such as grocery stores, drug stores, club stores, veterinarians and independent dealers.

     Management believes that the price points of certain of its products are within the range of products customarily carried by such retailers.


          Grow with Existing Distribution Channels. Based on the Company's current relationships with the retail chains that now offer the Company's products, management believes that it will be able to successfully place its products in many of the new stores expected to be opened in the future by such retail chains. No assurance can be given, however, that any such expansion will occur or, if such expansion does occur, that the Company will benefit.


     Apply Technological Capabilities to Develop and Enhance Products. The Company intends to maintain and enhance its industry position as an innovator and a leader in the successful application of technology in electronic pet containment and training products. Radio Systems has achieved this position through the use of technological expertise in low frequency magnetics, radio frequency magnetics, radio frequency design, receiver miniaturization, ultrasonics and mixed signal computer chip design. The Company intends to leverage its technological and engineering capabilities in these areas to develop and identify new products and to enhance its existing products.

     In 1993, the Company, together with Concorde Microsystems, Inc., an engineering firm of which Ronald Nutt, Ph.D., a director of the Company, is the founder and currently a director ("Concorde"), developed a proprietary mixed signal microchip that combines analog and digital components on a single chip. Use of this chip in connection with the Company's Radio Fence products allowed the Company to reduce its manufacturing costs to produce the receiver worn on the pet's collar by approximately 80%, reduce the size of the receiver by approximately 50% and increase the energy efficiency of the receiver by approximately 400%. Thus, the Company was able to dramatically reduce the selling price of its Radio Fence products without adversely affecting its profit margins. In 1996, the Company re-engineered the Radio Fence receiver and introduced it as the UltraLight Receiver, 40% smaller and lighter and with twice the battery life of its previous model. In 1997, in response to customer comments, the Company redesigned its ultrasonic pest deterrents to, among other things, double the decibel level emitted from the deterrents to enhance the effectiveness of the products.

     As a result of its commitment to applied technology and innovation, the Company has, since its formation, successfully introduced economical and dependable products to the domestic market and continued to enhance its existing products such as the Radio Fence. During 1996 and 1997 combined, the Company introduced eight new products to the domestic market and enhanced many of its existing products. In addition, the Company currently has over 20 potential new products in various stages of development. The Company may leverage its technological abilities to introduce new applications in areas such as tracking and home security.

     Selectively Acquire Complementary Businesses. To enhance growth in its core product line, the Company will continue to evaluate complementary businesses for acquisition. In March 1997, the Company acquired the electronic pet related assets of Austin Innovations, Inc. whose products included the ultrasonic pet trainer and bark control collar. The Austin Acquisition expanded the Company's product line and increased the Company's sales through a significant mass retailer. In identifying potential acquisitions, the Company intends to target entities that are engaged in the Company's existing business or product lines that can increase the Company's ability to compete in its markets. The Company may also seek to acquire brand names or technologies that can be integrated with the Company's existing operations and that will be attractive to the Company's targeted customers.

     Expand International Sales. Currently, only approximately 7% of the Company's total net sales are made outside of the United States, primarily in Canada and Western Europe. In Canada, the Company's products are offered primarily through large retail chains. In Western Europe, the Company has a marketing agreement with PetSafe Ltd., a corporation formed under the laws of the United Kingdom in which the Company has a minority ownership interest ("PetSafe Ltd."), under which the Company's products are sold through exclusive dealers and retail establishments. The Company intends to use its relationship with PetSafe Ltd. to increase awareness of and demand for the Company's products in the United Kingdom and other countries of Western Europe. To increase its sales in Western Europe, the Company recently reduced retail price points by shipping its products, in certain instances, directly to retailers rather than consolidating shipments via multiple warehouses in the United Kingdom and Western Europe.

OPERATING STRATEGY

     The operating strategy of the Company is to utilize its existing marketing and engineering capabilities and take advantage of its strong distribution channels and current market positions to maintain and strengthen its status as a leader in the market for electronic pet containment and training products.

     Maintain and Strengthen Market Position. Management believes that the Company revolutionized the pet containment industry by introducing the Radio Fence, an affordable and user-friendly "do-it-yourself" product, to the mass retail market at a time when comparable products were sold primarily through specialty fence installation companies. Management believes that the Company has maintained its leadership position at the mass retail level by being committed to innovation and customer service, by being sensitive to customer needs, by using engineering and technological expertise to develop new products and to continually enhance its existing products, and by offering economical and dependable solutions to pet owners. As a result of its efforts in pioneering the "do-it-yourself" market, management believes that the Company's Radio Fence pet containment systems are the only electronic pet containment system offered by most of the retailers that carry the Company's products. In addition, management believes that Radio Systems is recognized as the leading provider by the purchasing agents at most retailers carrying electronic pet containment and training products. The Company expects to rely upon these factors, among others, to strengthen its market position in the future.

     Continue to Develop Customer Driven Products. The market for the Company's products is relatively new and, thus, the Company continually evaluates the responses and suggestions of its ultimate customers to complement and enhance its new product development efforts. By remaining sensitive to its market, as well as to the needs and demands of its customers, the Company can remain competitive and continue to improve its product offerings. Feedback from retailers, consumer focus groups and interaction with customers through its in-house customer service team, provide the Company with its primary means of customer response. In the past, such interaction has led to technological improvements in products that reduced cost, improved efficiency or enhanced the appeal of its products to its customers. For example, in recent years, the Company applied its technological capabilities to significantly reduce the size of certain of its pet containment products. The Company also recently introduced new Radio Fence and bark control products with citronella spray as an alternative to the mild, electronic correction.

     Provide Exceptional Customer Service. The Company has a dedicated customer service team consisting of 11 employees which it refers to as "associates" (approximately 20% of the Company's total number of associates) to assist customers with questions regarding the Company's products and to respond to and address customer complaints. All of the members of the Company's customer service team have undergone pet training classes and possess technological or electrical training. As a result, management believes that its customer service team is able to respond effectively to virtually any question regarding the Company's products and their intended uses. The Company's customer service team can be reached by calling a toll-free number listed on all of the Company's products or through the Company's home page on the internet. The efforts of the Company's customer service team directly support the marketing of the Company's products through mass retail outlets.

     Maintain Cost-Effective Manufacturing and Product Development
Techniques. The Company currently outsources virtually all of its manufacturing and assembly functions and certain specialized engineering and development projects. Management believes that the Company maintains a close relationship with its suppliers and takes steps designed to ensure that the Company's product specifications and quality standards are met. Management believes that, by outsourcing certain capital intensive functions, the Company is able to avoid significant capital expenditures, benefit from the resources of its outside manufacturers and engineers and concentrate the Company's resources on developing, marketing and selling its products. As a result of these and other decisions, management believes that it is better able to control its fixed costs.

     Empower Personnel Through Profit Teams. The Company has empowered its work force to make many operational and strategic policy and planning decisions. Radio Systems introduced cross-departmental profit teams in 1996 and believes that these teams were significantly responsible for the Company's return to profitability during 1996. These profit teams have direct control over certain categories of expenses and are responsible for reducing costs, improving procedures and processes, and establishing budgets, including the capital investment budget. Coordinated by management, members of the Company's profit teams regularly review and update corporate objectives and strategy. All associates have full and equal access to financial information. Management believes that it increases teamwork and motivation and reduces employee turnover by empowering its associates with these responsibilities. All of the Company's associates participate in the Company's profit sharing plan and cash bonus plan, and all of the Company's associates that have been employed by the Company more than six months own shares of the Company's Common Stock or hold employee stock options.

PRODUCTS


     The Company's products may generally be classified among three categories of products: (i) the Radio Fence pet containment line of products, (ii) pet training products and (iii) other complementary products. Many of the Company's products are classified by Underwriters Laboratories.


     Pet Containment Products. The Company currently offers three primary types of Radio Fence pet containment systems, the Original Radio Fence, the Spray Control Radio Fence and the Indoor Radio Fence. Each system includes one receiver collar, but can be used to contain as many pets as desired within a single area, as long as each pet is wearing a receiver collar, which may be purchased separately at most retailers carrying the Company's products. The Company includes an instructional video tape with each Radio Fence product that demonstrates the installation of the Radio Fence and the proper training techniques to be used by the pet owner. The Company's pet containment products accounted for approximately 86%, 83% and 69% of the Company's net sales for the fiscal years 1995, 1996 and 1997, respectively. The Company sold approximately 170,000 pet containment systems in the year ended December 31, 1997.

          Original Radio Fence. The Company introduced its Original Radio Fence pet containment system in 1991, which is a radio frequency based system designed to keep pets safely in a designated area without a visible fence. Once a Radio Fence product is plugged into a standard electrical outlet, a radio signal is emitted that travels along an underground wire boundary installed by the consumer. A lightweight receiver worn on the collar of the consumer's pet alerts the pet with a warning beep as it approaches the boundary. If the pet crosses the boundary, it receives a mild, electronic correction. If the pet is trained properly to associate the receipt of the mild, electronic correction with the boundary, the pet learns quickly not to approach or cross the boundary. The Company offers a selection of Radio Fence systems that vary depending on the size of the property to be covered and certain other features. The Original Radio Fence sells at retail for approximately $150 and additional receiver collars may be purchased at retail for approximately $59.

          Spray Control Radio Fence. The newest version of the Radio Fence system, the Spray Control Radio Fence, was introduced by the Company to the domestic market in July 1997. Spray control technology has been used successfully in France since 1993 and is licensed by the Company for distribution in the United States and Mexico. The Company has adapted this licensed spray control technology for use in the Radio Fence line of products. The Spray Control Radio Fence operates on the same principle as the Original Radio Fence, except that it releases a burst of citronella spray rather than an electronic correction when a pet crosses the defined boundary. To pet owners, the citronella spray smells much like lemon. Pets, however, find the spray and the smell of citronella to be bothersome. As a result, the citronella spray is an effective deterrent. Management believes that the Spray Control Radio Fence will appeal to pet owners that may be concerned about the use of an electronic correction to train their pets. The Spray Control Radio Fence sells at retail for approximately $299, additional receiver collars may be purchased at retail for approximately $149 and additional citronella canisters can be purchased at retail for approximately $15.

          Indoor Radio Fence. The Indoor Radio Fence system, which was introduced by the Company in 1995, relies upon the proven technology and methods used in the Company's other pet containment systems to prevent pets from entering prohibited areas or rooms within the home. With the Indoor Radio Fence, a small, disk-shaped transmitter about the size of a dinner plate is placed in the area from which the pet is prohibited, such as a room or portion of the home. The pet wears the same receiver collar as used with the Original Radio Fence system. If the pet nears the control area, a warning beep sounds on its collar. If the pet continues to approach the prohibited area, it receives a mild, electronic correction. If the pet is trained properly to associate the receipt of the correction with the prohibited area, the pet learns quickly not to approach or enter the prohibited area. The Indoor Radio Fence sells at retail for approximately $89.

     Pet Training Products. The Company offers a wide selection of economical and dependable pet training products. Each of the Company's training products works by conditioning pets to associate unacceptable behaviors with a negative correction, or to associate desired behaviors with a positive reinforcement. Once an association is made, the pet's behavior is modified. The Company's pet training products accounted for approximately 10%, 9% and 24% of the Company's net sales for the fiscal years 1995, 1996 and 1997, respectively.

          Bark Control Collars. Radio Systems currently offers three types of bark control collars, the Original Bark Control Collar, the Silencer Bark Control Collar and the Spray Control Anti-Bark Collar. The Original Bark Control Collar was first sold by the Company in 1994 and, in 1997, the Company sold approximately 200,000 bark control collars. Each of the Company's bark control collars teaches a dog to associate barking with a negative correction. By associating barking with the correction, the dog quickly learns not to bark. All of the Company's bark control collars can be removed once the dog learns that excessive barking is not acceptable. The Original Bark Control Collar uses a mild, electronic correction to train the dog and sells at retail for approximately $60. The Silencer Bark Control Collar was introduced by the Company in 1997 and is designed for sensitive or easy to train dogs. The Silencer Bark Control Collar emits unpleasant high frequency sound impulses to train the dog and sells at retail for approximately $30. The Company has recently introduced the Spray Control Anti-Bark Collar. The Spray Control Anti-Bark Collar releases a brisk, non-toxic citronella spray when the dog barks as an alternative to the mild, electronic correction. The Spray Control Anti-Bark Collar sells at retail for approximately $180, and additional citronella canisters can be purchased at retail for approximately $15. The Company licenses the spray control technology and is authorized to sell spray control products in the United States and Mexico.

          Training Systems. The Company currently offers training systems designed exclusively for indoor use and for outdoor use.

          The Pet Mat Training Aid (the "Pet Mat") was introduced by the Company in 1996. With the Pet Mat, a mat is placed on the location from which the pet is prohibited, such as a sofa or a bed. When the pet touches the Pet Mat, it receives a mild, electronic correction. As a result, it quickly learns to avoid the prohibited area. Pet Mat adjusts to three levels of correction, from very mild to standard. Once the pet is trained to avoid one prohibited area, the Pet Mat can be moved to train the pet to avoid other areas. The Pet Mat Training Aid system sells at retail for approximately $60.

          The GoodDog! Trainer allows a pet owner to correct a pet's behavior from a distance of up to 30 feet by using a hand-held remote control transmitter. The pet wears a special collar which receives the signal sent by the owner. The GoodDog! Trainer uses infra-red technology to send one of three signals to the pet: (i) a positive tone, (ii) a mild, electronic correction accompanied by a negative tone, or (iii) a negative tone by itself for negative communication without electronic correction. The three signals provide the pet owner with the means of either deterring negative behavior or encouraging positive behavior. This collar is designed exclusively for short-range indoor use. The GoodDog! Trainer also incorporates a shock disabling switch to avoid accidental corrections. The GoodDog! Trainer sells at retail for approximately $79 and additional infra-red collars sell at retail for approximately $39.

          The Ultrasonic Pet Trainer was introduced by the Company in 1997 and operates much like the GoodDog! Trainer, but can be used indoors and outdoors and utilizes ultrasonic signals to reward or discourage a pet's behavior. These ultrasonic signals are outside of the range of sounds heard by humans. The Ultrasonic Pet Trainer can be used to discourage excessive barking, destructive chewing or digging and other unacceptable behaviors and can also be used to train a pet to heed commands. The Ultrasonic

     Pet Trainer is accompanied by a one hour pet training video that demonstrates how to correct or encourage virtually any behavior. The Ultrasonic Pet Trainer sells at retail for approximately $30.

          The Company also recently introduced the Champion Trainer. The Champion Trainer, which relies upon the technology and methods used by the Company in its Radio Fence products, permits a pet owner to train a pet up to 75 feet away through the use of a hand-held transmitter. The Champion Trainer permits the pet owner to choose among eight levels of electronic correction, from very mild to standard. Designed for the average pet owner, the Champion Trainer is accompanied by a comprehensive pet training video that demonstrates how to correct virtually any behavior. The Champion Trainer sells at retail for approximately $99.

     Other Complementary Products. The Company also offers certain other electronic products that it believes complement its line of electronic pet training and containment products.

     Management believes that its Ultrasonic Pest Deterrent system has significant market potential. Backyard pests, such as squirrels or rabbits, are an annoyance to many consumers eager to cultivate backyard gardens or bird feeding stations. Many of these consumers, however, are reluctant to use poisons or traps. The Ultrasonic Pest Deterrent system broadcasts an ultrasonic sound that is unpleasant to unwanted pests. The product may be used selectively to deter (i) rodents, rabbits, squirrels and other small animals; (ii) dogs and cats; or (iii) birds, or may be used to deter any combination of these categories. The Ultrasonic Pest Deterrent can also be set to protect an area as small as 170 square feet and as large as 6,000 square feet. The Ultrasonic Pest Deterrent was introduced in 1995 and sells at retail for approximately $79. The Company also sells an Ultrasonic Squirrel Deterrent which was introduced in 1996, and sells at retail for approximately $49.

     The PetFinder is a small, durable unit worn on a pet's collar. The owner is instructed to reset the PetFinder once every 24 hours, usually at a set time each day such as mealtime. If a pet leaves home, or if the PetFinder is not reset for 48 hours, the PetFinder's bright red warning light will start to flash thereby alerting others that the pet is lost and needs assistance. The pet's address and telephone number are printed on the back of the PetFinder making it easy for anyone to return the lost pet to its home. Radio Systems recently introduced the PetFinder which sells at retail for $9.95. The Company has licensed this product for distribution in North America.

     The Electronic Flea Comb is another product recently introduced by the Company. This chemical-free device is easy to use and is an effective way to protect pets from fleas. The owner simply combs her pet with the Electronic Flea Comb. While passing across a pet's body, the Electronic Flea Comb emits an electronic signal that is harmless to the pet but kills the pet's fleas. The Electronic Flea Comb sells at retail for approximately $29. The Company has licensed this product for distribution in North America.

PRODUCT DEVELOPMENT

     The Company maintains an in-house staff of five engineers and four other associates with technological training to oversee the design and development of new products and to enhance the Company's existing products. These engineers often work with outside engineers or technicians to develop new products or to enhance the Company's existing products. Management believes that the Company's technological expertise is a competitive advantage and the Company will seek to maintain an active staff of engineers to oversee the development of new products. The Company currently has several products in development, some of which it plans to introduce within the next twelve months.

     The Company has been working with Concorde Microsystems, Inc. since 1993 to develop a wireless version of the Company's Radio Fence. This wireless system would correct a pet's behavior if it strayed beyond a given distance from a radio transmitter. Based on preliminary test data and models, management believes that this wireless system will cover an area of up to one acre. This product is expected to sell at retail for approximately $299. Although prototypes of this system exist, management believes that further development of this product will be required before it is available for distribution.

     The Company is also currently working to expand its line of remote trainers and anticipates that it will offer citronella spray control and other remote trainers that will have expanded training ranges of up to one mile. Management believes that long-range trainers will offer expanded capabilities to persons seeking to train hunting dogs and other special-use animals. Although prototypes of this line exist, management believes that further development of these products will be required before it is available for distribution.

     To enhance its Radio Fence line of products, the Company is currently developing a low profile, flexible collar, where the electronic components contained in the pet's collar are spread over a larger area, thereby permitting the receiver to be very thin and almost hidden from view. Management believes that this feature will be attractive to many pet owners, especially those with small pets. Although prototypes of this system exist, management believes that further development of this product will be required before it is available for distribution.

     During the fiscal years 1995, 1996 and 1997, the Company spent approximately $912,000, $664,000 and $982,000, respectively, on research and development activities relating to the development of new products and the enhancement of existing products.

MANUFACTURING AND ASSEMBLY

     The Company currently outsources virtually all of its manufacturing and assembly activities. For the year ended December 31, 1997, approximately 80% of the Company's products, including its standard Radio Fence pet containment products, were manufactured or assembled in China by two manufacturers. Other of the Company's products are manufactured in Israel and France, and certain of the components of the Company's Radio Fence products are manufactured in Taiwan. The microchips used in the Company's products are manufactured by a supplier in California. The Company's products and component parts are manufactured on a purchase order basis and the Company does not maintain purchase or supply agreements with its suppliers. Final assembly, packaging and shipping functions are handled by the Company at its Knoxville, Tennessee facility.

SALES AND MARKETING

     The Company currently sells its products to retailers throughout the United States, including home improvement stores such as Home Depot and Lowe's, mass merchants including Wal-Mart, Kmart and Target and major farm supply and pet supply chains, including Central Tractor, Tractor Supply, Petco and PETsMART. Wal-Mart, Lowe's and PETsMART accounted for approximately 13%, 10% and 9%, respectively, of the Company net sales for the year ended December 31, 1997. For the year ended December 31, 1997, approximately 27% of the Company's net sales were made through home improvement and hardware stores, 26% through discount stores, 17% through pet supply stores, 12% through farm supply stores, 11% through catalog retailers and 8% through other channels. Of these total net sales, approximately 7% were international and were made primarily in Canada and Western Europe. In Western Europe, the Company distributes its products through its marketing arrangement with PetSafe Ltd.

     The Company's outside sales force consists primarily of 19 non-exclusive, independent manufacturers' agencies which work on a commission basis and in many cases have several sales representatives marketing the Company's products. Most of these manufacturers' agencies have represented the Company for over five years. For the year ended December 31, 1997, approximately 65% of the Company's sales were made on a commission basis through these manufacturers' agencies and 35% of the Company's sales were made directly by the Company.

     The Company's recently hired national accounts manager is actively working to formulate and implement an expanded marketing strategy for the Company, and is also working to further develop the relationships with the Company's significant accounts previously established by the Company. The Company has budgeted for, and intends to locate and hire during 1998, regional account managers for the eastern and western regions of the United States. These regional account managers will report directly to the national accounts manager. Management envisions that these regional account managers will work closely with the Company's independent manufacturers' agencies to ensure that such agencies are aggressively representing the Company's products. The national accounts manager and the regional account managers will also work directly with the retailers offering the Company's products to promptly address any merchandising or other issues promptly. No assurance can be given, however, that the Company will successfully locate and hire regional account managers that meet the Company's requirements.

     The Company uses different brand names for its products to maximize market penetration, minimize market channel conflicts and to differentiate products by features, applications and price. The Company currently uses the Radio Fence, Radio Systems, Premium Radio Fence, Champ and Pet Guardian brand names.

REGULATION

     Standards governing the treatment of animals are evolving and developing in different countries. Various countries, including Norway, Sweden and Switzerland, prohibit products that are deemed to be inhumane or harmful to pets. If any governing or regulatory body of any country or other political jurisdiction with similar or analogous laws determines that the Company's products are prohibited, then the Company could not sell its products in such countries or jurisdictions. Legislation has been proposed in the United Kingdom to ban such products, including products of the type manufactured and sold by the Company. In addition, at least one town in the United States has adopted regulations governing the installation and maintenance of products such as the Radio Fence. In addition to other limitations and registration fees, these regulations require that pet owners post a sign to notify the public that an owners' pet is being restrained by an electronic fence. There can be no assurance that additional laws or regulations will not be proposed or adopted in the future. In addition, many of the Company's products require compliance with standards set by the FCC.

INTELLECTUAL PROPERTY

     The Company relies on a combination of patents, trademark registrations and confidentiality agreements to protect its intellectual property. The Company regards its intellectual property as having significant value in the development and marketing of its operations and products. The Company's policy is to pursue registration of its trademarks and patents whenever possible and to oppose vigorously any infringement of these properties.


     The Company currently owns the following federally registered trademarks:
Underground Fence(R), Private Broadcasting Systems(R), Radio Fence(R), and Only the Best for Your Friend!(R), and has been assigned rights for the use of two others. The Company has applications for federal registration pending for two additional trademarks, and claims exclusive ownership in other trade and service marks, all related to the Company's existing products and services. The Company owns one domestic patent related to technology used in products currently offered by the Company and has been assigned the rights to another patent. In addition, it has obtained licenses for the use of three other patented technologies, all as described below and for use in products currently offered by the Company. The Company also owns one domestic patent and has obtained Notices of Allowance pending final registration for two others for technologies in connection with products currently under development.


     The Company has an exclusive license with Multi-Vet Limited, a Canadian corporation ("Multi-Vet"), with respect to the citronella spray technology used by the Company (the "Spray Technology License Agreement"). Under the Spray Technology License Agreement, the Company may use the spray technology in the United States and Mexico in the design, manufacture, sale, distribution and marketing of electronic pet containment and training products. Under the Spray Technology License Agreement, the Company must pay a royalty to Multi-Vet based on the net sales of all spray technology products sold by the Company, together with certain minimum royalties through 2001. The Spray Technology License Agreement expires in October 2008, but may be extended upon the mutual consent of the parties. The Company currently uses the technology licensed to it under the Spray Technology License Agreement to manufacture and sell the Spray Control Radio Fence and the Spray Control Anti-Bark Collar.

     The Company also has a license with Duplex CSA Limited ("Duplex") to manufacture, market and sell the PetFinder product in North America and to use the tradename "PetFinder" (the "PetFinder License Agreement"). The Company understands that application for a patent in the United States on the PetFinder product has been submitted by Duplex and such patent is currently pending. Under the PetFinder License Agreement, the Company must pay to Duplex a set royalty for each unit sold by the Company. The PetFinder

License Agreement also requires the Company to meet minimum sales levels to retain its distributor status. The Pet Finder License Agreement expires in June 2001.

     The Company is the exclusive distributor for the Electronic Flea Comb in the United States, Canada and Mexico under a distribution agreement (the "Distribution Agreement") between the Company and Mepro Epilady Ltd. ("Mepro"). Under the Distribution Agreement, the Company must meet minimum purchase requirements of Electronic Flea Comb units to retain its distributor status. Under the Distribution Agreement, the Company must pay Mepro a set royalty on each unit sold. Once the Company has purchased from Mepro a specified minimum number of units, the Company, with the approval of Mepro, may choose a third party to manufacture the Electronic Flea Comb. The Distribution Agreement expires in December 1998. Currently, Mepro is in receivership. Therefore, the Distribution Agreement and its continued execution by Mepro are subject to court approval.

COMPETITION

     The market for the Company's products is very competitive. Management believes, however, that it has developed and currently maintains a leading competitive position in the electronic pet containment and training products industry. Management believes that the principal competitive factors influencing its business are product selection, price and quality, technological advancements and improvements to products, the need to develop and market new products in a cost-effective manner and customer service. Management believes that its pet containment and training products currently compete at the mass retail level with a relatively small number of private companies that generally produce one or more electronic products similar to those offered by the Company. The Company also competes with dealer-installed electronic pet containment systems, the best known of which is Invisible Fence(R). Management believes that the Company offers innovative, affordable solutions and methods for dealing with the most common pet containment and behavioral problems. As a result, the Company's products compete with conventional fences, training techniques and chemical and mechanical pest and flea deterrents. The Company is periodically forced to compete with products that claim to be similar to the products offered by the Company but that are sold at substantially discounted prices. There can be no assurance that any of the Company's competitors will not develop products that offer price or performance features superior to those of the Company, or that large, well-financed pet or electronics companies that do not currently compete with the Company will not determine to enter the electronic pet containment and training products market.

ASSOCIATES

     At December 31, 1997, the Company employed 54 associates, 50 of whom were full-time and four of whom were part time. None of the Company's associates is represented by a collective bargaining agreement. Management believes that its relationship with its associates is good.

PROPERTIES

     The Company's corporate headquarters are located in Knoxville, Tennessee. The Company currently leases the 36,250 square foot building in which it is headquartered on a month-to-month basis for $9,300 per month (the "Current Lease"). In addition, the Company has agreed to lease a new, 30,000 square foot building currently under construction (the "New Lease"). Once the facility subject to the New Lease is completed, the Company will terminate the Current Lease and relocate its headquarters to this new facility. The New Lease is a triple-net lease agreement with a ten year term, which term will commence on June 1, 1998. Under the New Lease, the Company has the option to lease additional space and an option to purchase the building and the surrounding land during the first five years of the lease.

INSURANCE

     The Company maintains general liability and property insurance. The costs of insurance coverage varies and the availability of certain coverage has fluctuated in recent years. While management believes, based upon its claims experience, that the Company's present insurance coverage is adequate for its current operations, there can be no assurance that the coverage is sufficient for all future claims or will continue to be available in adequate amounts or at reasonable rates. The Company maintains $3.0 million key man life insurance policies on Randal D. Boyd, Chairman of the Board and President of the Company, the proceeds of which are payable to the Company.

LEGAL PROCEEDINGS

     The Company does not have pending any litigation that, separately or in the aggregate, if adversely determined, would have a material adverse effect on the Company. The Company may, from time to time, be a party to litigation or administrative proceedings which arise in the normal course of its business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the directors and executive officers of the Company:

NAME                           AGE                          POSITION
----                           ---                          --------
Randal D. Boyd...............  38   Chairman of the Board of Directors and President
James D. Hudson..............  51   Chief Financial Officer and Treasurer
Christopher E. Mainini.......  41   Vice President of Marketing and Product Development
Todd G. Birdwell.............  38   Director
Tom Boyd.....................  60   Director
E. Douglas Grindstaff........  57   Director
Donald F. Johnstone..........  67   Director
Ronald Nutt, Ph.D............  59   Director
Richard B. Ray...............  57   Director
B. Otto Wheeley..............  76   Director

     Randal D. Boyd founded the Company in January 1991 and has served as Chairman of the Board of Directors and President of the Company since its organization. In January 1983, Mr. Boyd founded SACO, Inc., a farm supply distribution company ("SACO"), and has served as Chairman of the Board and President of SACO since its organization. Prior to founding SACO, Mr. Boyd served Fi-Shock, Inc., a manufacturer of electric fencing equipment ("Fi-Shock"), in several positions, including Director of International Sales and Vice President of Sales. Mr. Boyd is the son of Tom Boyd, also a director of the Company, and is currently a director of Fi-Shock.

     James D. Hudson has served as Chief Financial Officer of the Company since May 1994 and as Treasurer of the Company since April 1995. From June 1993 to April 1994, Mr. Hudson served as General Manager of Propper International Sales, Inc., an apparel finishing company and, from May 1992 to April 1993, he served as Vice-President of Operations of QSC Finishing, Inc., an apparel finishing company. From May 1990 to May 1992, Mr. Hudson was Vice-President and Chief Financial Officer of Marithe & Francois Girbaud, N.A., a division of VFCorp., an apparel company. Prior to 1990, Mr. Hudson served CocaCola Bottling Company in several positions, including Corporate Controller and Chief Financial Officer of the Northeast CocaCola Bottling Company, Inc. and Vice-President of Finance and Chief Financial Officer of CocaCola Bottling Corporation of Cincinnati. Mr. Hudson is a certified public accountant.

     Christopher E. Mainini has served as Vice President of Marketing and Product Development of the Company since November 1996. From January 1988 through November 1996, Mr. Mainini was Vice President of Sales for Linear Corporation, a manufacturer and distributor of professional, residential and retail security systems, responsible for all retail product development and sales. Prior to such time, Mr. Mainini held engineering management positions at the sonic division of Loral Corporation and the electronics division of General Dynamics Corporation.

     Todd G. Birdwell has served as a Director of the Company since January 1994. He has served on the Audit and Finance Committee of the Board of Directors of the Company since July 1994. Since July 1992, Mr. Birdwell has been an investment broker with Morgan Keegan & Company. Prior to such time, Mr. Birdwell served as Vice President of Corporate Banking at First Tennessee Bank.

     Tom Boyd has served as a Director of the Company since its organization in 1991 and has served as a member of the Compensation Committee of the Company's Board of Directors since December 1994. He served as Secretary of the Company from March 1991 through December 1994 and as Treasurer of the Company from March 1991 through April 1995. Mr. Boyd founded Fi-Shock in June 1968 and has served as its Chief Executive Officer since its organization. In 1990, Mr. Boyd also founded I-Shop, Inc., a CD-Rom publishing company specializing in product informational CD-Roms and has served as its President since its organization. Mr. Boyd is the father of Randal D. Boyd, the founder, Chairman of the Board of Directors and President of the Company.

     E. Douglas Grindstaff has been a Director of the Company since April 1996. Mr. Grindstaff served as a marketing consultant to the Company from August 1995 until April 1996. Mr. Grindstaff served as President of the Canadian operations of Procter & Gamble Inc. from March 1987 to September 1991 and as President of The Procter & Gamble Cellulose Company from September 1991 to June 1992. From June 1992 until October 1994, Mr. Grindstaff served as President and Chief Executive Officer of Genesco, Inc., a major shoe manufacturer. Since September 1995, Mr. Grindstaff has served as Chairman of the Board, Chief Executive Officer and President of EcoSmart Technologies, Inc., a pesticide company. He also currently serves as Chairman of the Board of MedImages, Inc., a medical services company, as a director and President of Heartland, Co., a general contracting firm and as a director of Laurel Spring Water Co., a bottler of water products.

     Donald F. Johnstone has been a Director of the Company since January 1995. He served as President and Chief Executive Officer of Phillips Consumer Electronics from June 1983 until March 1994. Prior to his position at Philips Consumer Electronics, Mr. Johnstone served as General Manager of the Television and Microwave Divisions of General Electric Company. From March 1994 through March 1997, Mr. Johnstone served as President and Chief Executive Officer of Whittle Communications. Since March 1995, he has served on the board of directors of Plasti-Line, Inc., a publicly-traded outdoor sign manufacturer.

     Ronald Nutt, Ph.D. has served as a Director of the Company since June 1993. Dr. Nutt co-founded CTI PET Systems, Inc., a medical products manufacturer, in 1984, where he has served as a director and the Senior Vice President since its organization. From January 1992 through December 1996, Dr. Nutt served as an executive officer for Concorde Microsystems, Inc., a research and development company that provides technological expertise to the Company. He currently serves as a director of Concorde. He also currently serves on the board of directors of several other privately-held technology companies.

     Richard B. Ray has been a Director of the Company since December 1994. He has served on the Audit and Finance Committee of the Company's Board of Directors since July 1995. Since October 1995, Mr. Ray has been the Co-Chairman of the Board and Chief Financial Officer for 21st Century Mortgage Corporation, a company he co-founded. From 1982 through 1994, he was a director, Executive Vice President and Chief Financial Officer of Clayton Homes, Inc., one of the nation's largest vertically integrated manufactured home manufacturers. Since 1992, Mr. Ray has been a director of BankFirst, a community bank headquartered in Knoxville, Tennessee. From September 1994 through September 1995, he was a director of Palm Harbor Homes, Inc., a manufactured homes manufacturer and, since 1991, he has been a director and member of the Executive Committee for the Knox Housing Partnership, a not-for-profit developer of low income housing. In September 1997, Mr. Ray was elected to serve as a trustee for the Windsor Real Estate Investment Trust 8, a publicly-traded real estate investment trust.

     B. Otto Wheeley has been a Director of the Company since December 1994 and has served on the Compensation Committee of the Company's Board of Directors since December 1994. From June 1943 through June 1982, Mr. Wheeley served in various capacities, including as Deputy Chairman of the Board of Directors of The Koppers Co., Inc. a conglomerate in industrial and commercial markets ("Koppers"). While with Koppers, Mr. Wheeley also served as President of Kopvenco, Inc., a venture capital firm and a subsidiary of Koppers. In June 1984, Mr. Wheeley founded Venture First Associates, a venture capital firm investing in technology firms in the East Tennessee area and served as its general partner until 1995. He currently serves on the board of directors of several privately held technology companies and Foster & Gallagher, a direct mail company.

     The Company's Board of Directors has established a policy of holding meetings on a regular quarterly basis and other occasions when required by special circumstances. Certain directors also devote their time and attention to the board's principal standing committees. The committees and their primary functions are as follows:

     Audit and Finance Committee of the Board of Directors. The Audit and Finance Committee makes recommendations to the board of directors with respect to the Company's financial statements and the appointment of independent accountants, reviews significant audit and accounting policies and practices, meets with Company's independent accountants concerning, among other things, the scope of audits and reports and reviews the performance of the overall accounting and financial controls of the Company. The Audit and Finance Committee currently consists of Messrs. Birdwell and Ray.

     Compensation Committee of the Board of Directors. The Compensation Committee has the responsibility for reviewing and approving salaries, bonuses and other compensation and benefits of executive officers, advising management regarding benefits and other terms and conditions of compensation and administering the Company's cash incentive, stock incentive, 401(k) and other executive compensation plans. The Compensation Committee currently consists of Messrs. T. Boyd and Wheeley. See "-- Compensation Committee Interlocks and Insider Participation."

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company to each of the Company's three executive officers, including the Chairman of the Board and President (collectively, the "Named Executive Officers"), for the fiscal year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION
                                                              -------------------------
NAME AND PRINCIPAL POSITIONS                                  YEAR    SALARY     BONUS
----------------------------                                  ----   --------   -------
Randal D. Boyd..............................................  1997   $150,000   $44,938
  Chairman of the Board and President
James D. Hudson.............................................  1997    120,000    35,950
  Chief Financial Officer and Treasurer
Christopher E. Mainini......................................  1997    105,000    31,456
  Vice President of Marketing and Product Development

                       OPTION GRANTS IN LAST FISCAL YEAR

     The Company did not grant any options to purchase shares of Common Stock to the Company's Named Executive Officers during 1997.

                    AGGREGATE FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the Company's Named Executive Officers concerning options held at December 31, 1997. Options to purchase 3,000 shares of Common Stock were exercised by the Named Executive Officers during 1997.


                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                             UNDERLYING OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS AT
                                                       YEAR END                      12/31/97(1)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
Randal D. Boyd.............................         --             --               --              --
James D. Hudson............................    102,000         30,000(2)      $946,500        $240,000
Christopher E. Mainini.....................     15,000         60,000(3)       120,000         480,000


---------------


(1) These amounts were calculated by subtracting the exercise price from the market value of the underlying Common Stock as of year-end (assumes a value of $10.50 per share of Common Stock, the midpoint of the estimated initial public offering price).

(2) 15,000 of which become exercisable on December 20, 1998 and 15,000 of which become exercisable on December 20, 1999. All options become fully exercisable upon a change in control of the Company.
(3) 15,000 of which become exercisable on November 15, 1998, 15,000 on November 15, 1999, 15,000 on November 15, 2000 and 15,000 on November 15, 2001. All
    options become fully exercisable upon a change in control of the Company.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. Non-employee directors of the Company do not receive compensation for each board or committee meeting attended. All but two of the non-employee directors have received, however, options to purchase 30,000 shares of Common Stock and are eligible to participate in the Radio Systems Corporation 1997 Stock Incentive Plan (the "Incentive Plan").

COMPENSATION PURSUANT TO PLANS


     1997 Incentive Stock Plan. The Company and its shareholders adopted the Incentive Plan in November 1997. The Company has reserved 403,500 of the authorized shares of Common Stock for issuance pursuant to options to be granted under the Incentive Plan. Under the Incentive Plan and pursuant to action of the Board, the Compensation Committee appointed by the Board of Directors may grant to directors, officers and key employees of the Company non-transferable options to purchase shares of Common Stock. The options are for terms not longer than ten years (five years in the case of incentive stock options granted to an individual who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company), at prices to be determined by the Board of Directors or the Compensation Committee. Such prices may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% in the case of an individual who, at the time of grant of incentive stock options, owns more than 10% of the total combined voting power of all classes of stock of the Company) in the case of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Incentive stock options may be granted only to employees and may not be less than 85% of the fair market value of the Common Stock on the date of grant in the case of non-qualified stock options. Options granted under the Incentive Plan may be exercisable in installments. The Company is authorized to loan, or guarantee loans of, the purchase price of shares issuable upon exercise of options granted under the Incentive Plan. Unless terminated earlier, the Incentive Plan will terminate in 2007. The aggregate fair market value of Common Stock with regard to which incentive stock options are exercisable by an individual for the first time during any calendar year may not exceed $100,000. The Incentive Plan is administered by the Compensation Committee. As of the date of this Prospectus, the Company has granted options to purchase 78,000 shares of Common Stock under the Incentive Plan. Such options are exercisable at the initial public offering price and vest 20% per year commencing on the first anniversary of the date of grant.

     1994 Incentive Stock Plan. In 1994, the Company adopted the Radio Systems Corporation 1994 Employee Incentive Stock Option Plan (the "1994 Plan"). The Company has reserved 360,000 of the authorized shares of Common Stock for issuance pursuant to options to be granted under the 1994 Plan. Under the 1994 Plan and pursuant to action of the Board, the Compensation Committee appointed by the Board of Directors may grant to officers and executive personnel non-transferable options to purchase shares of Common Stock. The options are for terms not longer than ten years (five years in the case of incentive stock options granted to an individual who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company), at prices to be determined by the Board of Directors or the Compensation Committee. Such prices may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% in the case of an individual who, at the time of grant of incentive stock options, owns more than 10% of the total combined voting power of all classes of stock of the Company). Options granted under the 1994 Plan are exercisable in installments. The Company is authorized to loan, or guarantee loans of, the purchase price of shares issuable upon exercise of options granted under the 1994 Plan. Only incentive options can be issued under the 1994 Plan. The 1994 Plan was approved by the shareholders of the Company on April 28, 1995 and, unless terminated earlier, the 1994 Plan will terminate in 2004. The aggregate fair market value of Common Stock with regard to which incentive stock options are exercisable by an individual for the first time during any calendar year may not exceed $100,000. The 1994 Plan is administered by the Compensation Committee. As of the date of this Prospectus, the Company has granted options to purchase 348,000 shares of Common Stock under the 1994 Plan.

     Officer Incentive Program. The Company has an officer incentive program (the "Officer Incentive Program") to compensate its Named Executive Officers based on the Company's performance. The Officer Incentive Program applies to the officers of the Company who are employed by the Company from January 15 of the applicable year until the date of payment of the incentive. Under the Officer Incentive Program, the pool from which the eligible officers receive their incentive is determined as a percentage of operating income, up to 6%, depending on the percentage increase in the operating income of the Company from one year to the next. Each eligible officer's incentive is determined based on the percentage of the individual officer's earned wages for the year compared to the total earned wages of all eligible officers for the year with a maximum incentive equal to 100% of the officer's earned wages for the year. The Officer Incentive Program will be in effect for calendar years 1997 and 1998 and may be extended thereafter.

     Team Incentive Program. The Company has a team incentive program (the "Team Incentive Program") to compensate all associates of the Company other than its Named Executive Officers based on the Company's performance. The Team Incentive Program applies to all associates of the Company who are employed by the Company from January 15 of the applicable year until the date of payment of the incentive. Under the Team Incentive Program, the pool from which the eligible associates receive their incentive is determined as a percentage of operating income, up to 7%, depending on the percentage increase in the operating income of the Company from one year to the next. Each eligible associate's incentive is determined based on the percentage of the individual associate's earned wages for the year compared to the total earned wages of all eligible associates for the year with a maximum incentive equal to 100% of the associate's earned wages for the year. The Team Incentive Program will be in effect for the calendar years 1997 and 1998 and may be extended thereafter.

     401(k) Plan. The Company has adopted a Savings and Profit Sharing Plan (the "Savings Plan") which is intended to be qualified under Sections 401(a) and 401(k) of the Code. To be eligible, an employee must have been employed by the Company for at least one year. The Savings Plan permits employees who have completed one year of service to defer from 2% to 15% of their compensation into the Savings Plan up to specified limits per year (approximately $5,500 during 1997). Additional annual contributions may be made at the discretion of the Company which will vest according to a schedule set forth in the Savings Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of directors who are not employees of the Company. No interlocking relationship exists among the members of the Compensation Committee and any other director or officer of the Company. The members of the Compensation Committee are Tom Boyd and B. Otto Wheeley. Mr. Boyd is the father of Randal D. Boyd, the Chairman of the Board and President of the Company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the Company's Charter and Bylaws, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by law with respect to all liability and losses suffered and reasonable expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is obligated to pay the reasonable expenses of the directors or officers incurred in defending such proceedings if the indemnified party agrees to repay all amounts advanced by the Company if it is ultimately determined that such indemnified party is not entitled to indemnification. The Company has also executed in favor of each of its directors indemnification agreements that obligate the Company to indemnify and advance expenses to its directors. See "Description of Capital Stock -- Limitations on Liability of Officers and Directors."

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth as of December 31, 1997, information with respect to the beneficial ownership of the Company's outstanding Common Stock by
(i) each director of the Company, (ii) each of the Named Executive Officers of the Company, (iii) all directors and all executive officers of the Company as a group, (iv) each shareholder known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, and (v) each Selling Shareholder.


                                                SHARES                                       SHARES
                                          BENEFICIALLY OWNED                           BENEFICIALLY OWNED
                                         PRIOR TO OFFERING(1)                          AFTER OFFERING(1)
                                        ----------------------                       ----------------------
                                        NUMBER OF                    NUMBER OF       NUMBER OF
NAME AND ADDRESS                         SHARES     PERCENT(2)    SHARES OFFERED      SHARES     PERCENT(2)
----------------                        ---------   ----------   -----------------   ---------   ----------
Randal D. Boyd(3).....................  2,917,500      62.4%               --        2,917,500      47.3%
  5008 National Drive
  Knoxville, TN 37914
Tennessee Innovation Centers, Inc.....    500,434      10.7           169,756          330,678       5.4
  105 Amanda Place, Suite 102
  Oak Ridge, TN 37830
Ronald Nutt, Ph.D.(4).................    720,651      15.4                --          720,651      11.7
  2121 Lakepoint Drive
  Knoxville, Tennessee 37922
Concorde Microsystems, Inc............    300,000       6.4                --          300,000       4.9
  2121 Lakepoint Drive
  Knoxville, Tennessee 37922
Beta Development Corporation..........    200,217       4.3           200,217               --         *
NSBW Corporation......................    100,110       2.1            25,027           75,083       1.2
James D. Hudson(5)....................    105,000       2.2                --          105,000       1.7
Christopher E. Mainini(6).............     15,000         *                --           15,000         *
Richard B. Ray(7).....................     38,405         *                --           38,405         *
Tom Boyd(8)...........................      1,200         *                --            1,200         *
B. Otto Wheeley(9)....................    118,110       2.5                --           93,083       1.4
Donald F. Johnstone(10)...............     18,000         *                --           18,000         *
E. Douglas Grindstaff(11).............     55,750       1.2                --           55,750         *
Todd G. Birdwell(12)..................    204,300       4.4                --          204,300       3.3
                                                                      -------
          Total.......................                                395,000
                                                                      =======
All directors and executive officers
  as a group (10 persons)(13).........  3,991,416      85.4%               --        3,966,389      64.4%


---------------

  *  Represents less than 1% of the Common Stock outstanding.
 (1) Under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed to be a "beneficial owner" of a security if he has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Shares of Common Stock subject to options held by the directors and executive officers that are not exercisable within 60 days of the date hereof are not, in accordance with beneficial ownership rules promulgated by the Commission, deemed outstanding for the purpose of computing such director's or executive officer's beneficial ownership.
 (2) Based on 4,672,223 shares of Common Stock outstanding prior to the Offering and 6,162,223 shares of Common Stock outstanding after the Offering.
 (3) Includes 202,500 shares held by the Boyd Family Children Irrevocable Trust of which Todd G. Birdwell, a director of the Company, is trustee (the "Boyd Family Trust"). Mr. Boyd disclaims beneficial ownership of the shares held in the Boyd Family Trust.
 (4) Includes 300,000 shares held by Concorde Microsystems, Inc. Dr. Nutt is a director of Concorde. Dr. Nutt disclaims beneficial ownership of the shares owned by Concorde.

 (5) Includes 102,000 shares issuable upon the exercise of vested options.
 (6) Includes 15,000 shares issuable upon the exercise of vested options.
 (7) Includes 18,000 shares issuable upon the exercise of vested options.
 (8) Includes 1,200 shares issuable upon the exercise of vested options.
 (9) Includes 18,000 shares issuable upon the exercise of vested options. Also includes 100,110 shares held by NSBW Corporation, a corporation of which Mr. Wheeley is a director and the president. Mr. Wheeley disclaims beneficial ownership of shares held by NSBW Corporation.
(10) Includes 18,000 shares issuable upon the exercise of vested options.
(11) Includes 40,000 shares held by Mr. Grindstaff's IRA. Also includes 12,000 shares issuable upon the exercise of a warrant held by Mr. Grindstaff's IRA.
(12) Includes 1,800 shares issuable upon the exercise of vested options and 202,500 shares held by Mr. Birdwell as trustee of the Boyd Family Trust.
(13) Includes 162,000 shares issuable upon the exercise of vested options and 12,000 shares issuable upon the exercise of a warrant.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 50,000,000 shares of Common Stock, no par value per share and 10,000,000 shares of preferred stock, no par value per share ("Preferred Stock"). Upon consummation of the Offering, 6,162,223 shares of Common Stock will be issued and outstanding, no shares of Preferred Stock will be issued and outstanding and 773,500 shares of Common Stock will be reserved for issuance pursuant to outstanding stock options under the Company's stock option plans and an outstanding warrant. Prior to the Offering, shares of the Common Stock were held of record by 21 shareholders.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are not entitled to cumulative voting in the election of directors, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors then standing for election by the holders of Common Stock. The holders of Common Stock are entitled to share ratably in such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. See "Dividend Policy." The holders of Common Stock are entitled to share ratably in any assets remaining after satisfaction of all prior claims upon liquidation of the Company. The Company's Charter gives holders of Common Stock no preemptive or other subscription or conversion rights and there are no redemption provisions with respect to such shares. All outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

     The authorized Preferred Stock may be issued from time to time in one or more designated series or classes. The Board of Directors may issue shares of Preferred Stock without approval of the shareholders, except as may be required by applicable law or by the rules of the National Association of Securities Dealers, Inc. The Board of Directors is also authorized to establish the voting, dividend, redemption, conversion, liquidation and other relative provisions as may be provided in a particular series or class. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present intention to issue any series or class of Preferred Stock.

CERTAIN PROVISIONS OF THE CHARTER, BYLAWS AND TENNESSEE LAW

     General. The provisions of the Charter, the Bylaws and Tennessee statutory law described in this section may delay or make more difficult acquisitions or changes of control of the Company that are not approved by the Board of Directors. Such provisions have been implemented to enable the Company, particularly (but not exclusively) in the initial years of its existence as an independent, publicly-owned company, to develop its business in a manner that will foster its long-term growth without the disruption of the threat of a takeover not deemed by the Board of Directors to be in the best interests of the Company and its shareholders.

     Directors. The Charter provides that the Board of Directors of the Company shall consist of not fewer than three nor more than 11 directors, the exact number to be set from time to time by a resolution adopted by the Board of Directors. The Company currently has eight directors. Any or all of the directors may be removed either with or without cause by the affirmative vote of the holders of a majority of the voting power of all the shares of the Company's Common Stock. Vacancies on the Board of Directors (including vacancies created by an increase in the number of directors) may be filled by the Board of Directors, acting by a majority of the remaining directors then in office, or by a plurality of the votes cast by the shareholders at a meeting at which a quorum is present. Officers are elected annually by and serve at the pleasure of the Board of Directors. The Charter provides that the Board if Directors is divided into three classes of as nearly equal size as possible, and the term of office of each class expires in consecutive years so that each year only one class is elected.

     Amendment of the Bylaws and Charter. The Bylaws provide that a majority of the Board of Directors or the holders of a majority of the voting power of all shares of the Company's capital stock represented at any regular or special meeting have the power to amend, alter, change, or repeal the Bylaws.

     Any proposal to amend, alter, change, or repeal provisions of the Charter relating to staggered terms for directors requires approval by the affirmative vote of both a majority of the members of the Board of Directors then in office and the holders of three-fourths of the voting power of all of the shares of the Company's capital stock entitled to vote on the amendments. Other amendments to the Charter require the affirmative vote of both a majority of the members of the Board of Directors then in office and the holders of a majority of the voting power of all of the shares of the Company's capital stock entitled to vote on the amendments, with shareholders entitled to dissenters' rights as a result of the Charter amendment voting together as a single class. Shareholders entitled to dissenters' rights as a result of a Charter amendment are those whose rights would be materially and adversely affected because the amendment
(i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption; (iii) alters or abolishes a preemptive right; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (v) reduces the number of shares held by such holder to a fraction if the fractional share is to be acquired for cash. In general, however, under the Tennessee Business Corporation Act no shareholder is entitled to dissenters' rights if the security he or she holds is listed on a national securities exchange.

LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

     The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) such person acted in good faith, (ii) the director or officer reasonably believed, in the case of conduct in an official capacity, that such conduct was in the corporation's best interests, or, in all other cases, that such conduct was not opposed to the best interests of the corporation and (iii) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to a director or officer, no indemnification may be made if such director or officer is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in connection with the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, even if such director or officer (i) was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) was adjudged liable on the basis that personal benefit was improperly received, or (iii) breached his or her duty of care to the corporation.

     The Company's Charter provides that to the fullest extent permitted by Tennessee law, no director shall be personally liable to the Company or its shareholders for monetary damages for breach of any fiduciary duty to the Company. Under this charter provision and the TBCA, the Company's directors are relieved of personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from a judgment or other final adjudication establishing (i) any breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) any unlawful distributions. In addition, the Company's Bylaws provide that each director and officer of the Company shall be indemnified by the Company to the fullest extent allowed by Tennessee law.

ANTI-TAKEOVER LEGISLATION

     Business Combination Act. The Tennessee Business Combination Act (the "Combination Act") provides, among other things, that any corporation to which the Combination Act applies, including the Company, shall not engage in any "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. The Combination Act defines "business combination," generally, to mean any: (i) merger or consolidation;
(ii) share exchange; (iii) sale, lease, exchange, mortgage, pledge, or other transfer (in one transaction or a series of transactions) of assets representing 10% or more of (A) the market value of consolidated assets, (B) the market value of the corporation's outstanding shares or (C) the corporation's consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested shareholder; (v) plan of liquidation; (vi) transaction in which the interested shareholder's proportionate share of the outstanding shares of any class of securities is increased; or (vii) financing arrangements pursuant to which the interested shareholder, directly or indirectly, receives a benefit except proportionately as a shareholder. The Combination Act defines "interested shareholder," generally, to mean any person who is the beneficial owner, either directly or indirectly, of 10% or more of any class or series of the outstanding voting stock, or any affiliate or associate of the corporation who has been the beneficial owner, either directly or indirectly, of 10% or more of the voting power of any class or series of the corporation's stock at any time within the five year period preceding the date in question. The holder of a revocable proxy will be considered the beneficial owner of shares subject to the proxy for purposes of the Combination Act unless the proxy is not reportable on a Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period if the transaction (i) complies with all applicable charter and bylaw requirements and applicable Tennessee law and (ii) is approved by at least two-thirds of the outstanding voting stock not beneficially owned by the interested shareholder, or when the transaction meets certain fair price criteria. The fair price criteria include, among others, the requirement that the per share consideration received in any such business combination by each of the shareholders is equal to the highest of (i) the highest per share price paid by the interested shareholder during the preceding five-year period for shares of the same class or series plus interest thereon from such date at a treasury bill rate less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest, (ii) the highest preferential amount, if any, such class or series is entitled to receive on liquidation, or (iii) the market value of the shares on either the date the business combination is announced or the date when the interested shareholder reaches the 10% threshold, whichever is higher, plus interest thereon less dividends as noted above.

     Acquisition Act. The Tennessee Control Share Acquisition Act (the "Acquisition Act") prohibits certain shareholders from exercising in excess of 20% of the voting power in a corporation acquired in a "control share acquisition," as defined in the Acquisition Act, unless such voting rights have been previously approved by the disinterested shareholders of the corporation. The Company has elected not to make the Acquisition Act applicable to the Company. No assurance can be given that such election, which must be expressed in a charter or bylaw amendment, will not be made in the future.


     Greenmail Act. The Tennessee Greenmail Act (the "Greenmail Act") prohibits the Company from purchasing or agreeing to purchase any of its securities, at a price in excess of market value, as that term is defined in the Greenmail Act, from a holder of 3% or more of any class of such securities who has beneficially owned such securities for less than two years, unless such purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the Company or the Company makes an offer of at least equal value per share to all holders of shares of such class.

     The effect of the Combination Act, the Acquisition Act and the Greenmail Act may be to render more difficult a change of control of the Company.

TRANSFER AGENT AND REGISTRAR

     Continental Stock Transfer & Trust Company is the transfer agent and registrar for the Common Stock.

                              CERTAIN TRANSACTIONS

     SACO, Inc., a farm distribution company, purchases products from the Company for distribution in its normal course of business. During fiscal years 1995, 1996 and 1997, SACO purchased from the Company products valued at approximately $196,000, $239,000 and $240,000, respectively. Randal D. Boyd, Chairman of the Board and President of the Company and the Company's majority shareholder, owns all of the outstanding common stock of SACO and serves as its Chairman of the Board and President.

     Mr. Boyd also serves as a director of PetSafe Ltd. During fiscal years 1995, 1996 and 1997, PetSafe purchased from the Company products valued at $135,000, $622,000 and $364,000, respectively.

     For several years, the Company has had an ongoing relationship with Concorde Microsystems, Inc., a research and development company. During fiscal years 1995, 1996 and 1997, the Company paid Concorde approximately $92,000, $67,000 and $123,000, respectively, in fees and royalties under a development agreement whereby Concorde developed a mixed signal computer chip which is now owned by the Company and used in the Company's products. Concorde is also currently performing product development work for the Company and will be paid royalties on any product developed by Concorde that is ultimately marketed by the Company. Concorde owns approximately 6% of the outstanding Common Stock of the Company. Ronald Nutt, Ph.D., a director of Concorde, is also a director and shareholder of the Company. While Dr. Nutt does not directly own any shares of Common Stock of Concorde, Dr. Nutt's son owns 40% of the outstanding common stock of Concorde.

     On October 30, 1997, the Company paid the remaining outstanding principal balance on a $100,000 10% Subordinated Debenture and Stock Purchase Warrant (the "Debenture") held by E. Douglas Grindstaff, a director of the Company. The Debenture was issued on December 12, 1995 and was due on December 20, 1997. In connection with the Debenture, Mr. Grindstaff was granted a warrant for 12,000 shares of Common Stock of the Company. The warrant is currently held by Dean Witter Reynolds in Mr. Grindstaff's individual retirement account. Also, Mr. Grindstaff served as a marketing consultant to the Company from August 1995 until becoming a director of the Company in April 1996. In exchange for his marketing consultant services, Mr. Grindstaff received 3,750 shares of Common Stock of the Company.

     Richard B. Ray, a director of the Company, is also a director of BankFirst of Knoxville, Tennessee ("BankFirst"). As of December 31, 1997, the Company had an outstanding principal balance of $138,000 under a Term Loan with BankFirst, which bears interest at 11.5% per annum and expires on June 5, 2000.

     Management believes that each of the foregoing transactions was consummated on terms as favorable as those available to the Company from unaffiliated parties.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has not been any public market for securities of the Company. No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions described below lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of the Offering, the Company will have outstanding 6,162,223 shares of Common Stock 6,444,973 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 1,885,000 shares of Common Stock sold in the Offering will be freely tradable without restriction or limitation under the Securities Act, except to the extent such shares are subject to the agreement with the representatives of the Underwriters described below and except for any shares purchased by "affiliates," as that term is defined under the Securities Act, of the Company. The remaining 4,277,223 shares will be "restricted securities" within the meaning of Rule 144 adopted under the Securities Act (the "Restricted Shares"). The Restricted Shares were issued by the Company in reliance upon an exemption from registration under the Securities Act and none of such shares may be sold in the public market, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

     In general, under Rule 144, as currently in effect, any person (or person whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least a one-year period (as computed under Rule 144) is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock 61,562 shares after giving effect to the Offering) and (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. A shareholder who is not an affiliate of the Company at any time during the 90 days immediately preceding a sale and who has beneficially owned his shares for at least two years (as computed under Rule 144), is entitled to sell such shares under Rule 144(k) without regard to the volume, manner and notice of sale and availability of public information limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not affiliates are thereafter freely tradable without restrictions or registration under the Securities Act.

     The Company, the directors and executive officers of the Company (who in the aggregate beneficially own 3,991,416 shares of Common Stock) and certain holders of 5% or more of the shares of Common Stock outstanding after the Offering have agreed with the Underwriters that, for a period of 180 days following the Offering (the "Lock-up Period"), they will not offer to sell, sell, contract to sell, grant an option to purchase or otherwise dispose (or announce any offer, sale, grant of any option or other distribution) of any shares of Common Stock of any securities convertible into or exchangeable for shares of Common Stock without the prior written consent of J.C. Bradford & Co. (except that the Company may grant options to purchase or award shares of Common Stock under the Incentive Plan and the 1994 Plan and issue privately placed shares in connection with acquisitions or upon the exercise of existing stock options).

     As soon as practicable following the consummation of the Offering, the Company intends to file a registration statement under the Securities Act to register shares of Common Stock issuable pursuant to the Incentive Plan and the 1994 Plan. See "Management - Compensation Pursuant to Plans." Shares of Common Stock issued pursuant to the Incentive Plan and the 1994 Plan after the effective date of such registration statement will be available for sale in the open market, subject to the Lock-up Period, if applicable.

                                  UNDERWRITING

     Pursuant to the Underwriting Agreement and subject to the terms and conditions thereof, the Underwriters named below, acting through J.C. Bradford & Co. and The Robinson-Humphrey Company, LLC, as representatives of the several underwriters (the "Representatives"), have agreed, severally, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock set forth below opposite their respective names:

                                                              NUMBER OF
NAME OF UNDERWRITER                                            SHARES
-------------------                                           ---------
J.C. Bradford & Co..........................................
The Robinson-Humphrey Company, LLC..........................

                                                              ---------
          Total.............................................  1,885,000
                                                              =========

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all shares of Common Stock offered hereby, if any of such shares are purchased.

     The Company and the Selling Shareholders have been advised by the Representatives that the Underwriters propose initially to offer the shares of Common Stock to the public at the initial offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession
not in excess of $          per share. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $          per share to
certain brokers or dealers. After the Offering, the public offering price and concessions may be changed by the Representatives. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any offer for the purchase of shares.

     The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of effectiveness of the Offering, to purchase up to an aggregate of 282,750 additional shares of Common Stock to cover over-allotments, if any. To the extent that the Underwriters exercise the option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares in such table, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. If purchased, the Underwriters will sell these additional shares on the same terms as those on which the 1,885,000 shares are being offered.


     The Company and its executive officers, directors, the Selling Shareholders and certain other holders of the Common Stock, who, immediately following the Offering, collectively will beneficially own an aggregate of 4,297,667 shares of Common Stock, have agreed with the Representatives not to offer to sell or otherwise dispose of any shares of Common Stock they currently own for a period of 180 days from the date of this Prospectus, without the prior written consent of J.C. Bradford & Co., except that the Company may grant options to purchase or award shares of Common Stock under the Incentive Plan and the 1994 Plan and may issue shares in connection with acquisitions or upon the exercise of existing stock options. See "Shares Eligible for Future Sale."


     The Underwriting Agreement provides that the Company and the Selling Shareholders generally will severally indemnify the Underwriters and their controlling persons, if any, against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock has been determined by negotiation between the Company and the Representatives. Among the factors considered in determining the initial public offering price, in addition to prevailing market and general economic conditions, were the history of and prospects for, the industry in which the Company operates, the ability of the Company's management, the Company's past and present operations, the Company's historical results of operations, the Company's earnings prospects, the prices of similar securities of comparable companies and other relative factors. There can be no assurance, however, that the price at which the Common Stock will sell in the public market after the Offering will not be lower than the price at which it is being sold by the Underwriters. The Representatives, on behalf of the Underwriters, have agreed to undertake to sell the Common Stock in such a manner as to ensure that the distribution standards of Nasdaq will be met. See "Risk Factors -- Absence of Prior Public Market; Relationship of Offering Price to Market Price."

     In connection with the Offering, the Underwriters and other persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in Common Stock for their own account. To cover over-allotments or to stabilize the price of Common Stock, the Underwriters may bid for and purchase, shares of Common Stock in the open market. The Underwriters may also impose a penalty bid whereby they may reclaim selling concessions allowed to an underwriter or a dealer for distributing Common Stock in the Offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short position, in stabilization transactions or otherwise. Finally, the Underwriters may bid for and purchase, shares of Common Stock in market making transactions. These activities may stabilize or maintain the market price of Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     At the request of the Company, up to 50,000 shares of Common Stock have been reserved for sale in the Offering to certain individuals, including directors and employees of the Company, members of their families and other persons having business relationships with the Company. The price of such shares to such persons will be the initial public offering price set forth on the cover of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares not purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Common Stock are being passed upon for the Company by Waller Lansden Dortch & Davis, a Professional Limited Liability Company, Nashville, Tennessee, counsel to the Company. Waller Lansden Dortch & Davis, a Professional Limited Liability Company, has also acted, and may in the future act, as counsel to J.C. Bradford & Co. Certain legal matters will be passed upon for the Underwriters by Stokes & Bartholomew, P.A., Nashville, Tennessee.

                                    EXPERTS

     The financial statements and schedules as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and Registration Statement have been included herein in reliance on the reports of Coopers & Lybrand L.L.P. independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved and each statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Pubic Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants, including the Company. The address of that site is http://www.sec.gov.

     Prior to filing the Registration Statement of which this Prospectus is a part, the Company was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the Offering, the Company will become subject to the informational and periodic reporting requirements of the Exchange Act and in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and other regional offices referred to above. The Company intends to register the securities offered by the Registration Statement under the Exchange Act simultaneously with the effectiveness of the Registration Statement and to furnish its shareholders with annual reports containing audited financial statements and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.


     The Common Stock has been approved for quotation on the Nasdaq National Market. Accordingly, such periodic report, proxy statements and other financial information may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE(S)
                                                              -----------
Report of Independent Accountants...........................  F-2
Balance Sheets as of December 31, 1996 and 1997.............  F-3
Statements of Operations for the years ended December 31,
  1995, 1996 and 1997.......................................  F-4
Statements of Shareholders' Equity for the years ended
  December 31, 1995, 1996 and 1997..........................  F-5
Statements of Cash Flows for the years ended December 31,
  1995, 1996 and 1997.......................................  F-6
Notes to Financial Statements...............................  F-7 to F-15

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Radio Systems Corporation

     We have audited the accompanying balance sheets of Radio Systems Corporation (the "Company") as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Radio Systems Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Knoxville, Tennessee
January 12, 1998

                           RADIO SYSTEMS CORPORATION

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996         1997
                                                              ----------   -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    5,161   $   989,418
  Accounts receivable:
     Trade, less allowance for doubtful accounts of $135,279
      and $328,682 in 1996 and 1997, respectively...........   2,150,228     3,056,785
     Related party trade receivables........................     556,465       381,311
  Inventories...............................................   3,176,542     4,459,070
  Deferred income taxes.....................................     365,022       399,201
  Prepaid expenses..........................................       2,051       316,862
                                                              ----------   -----------
          Total current assets..............................   6,255,469     9,602,647
Property and equipment, net.................................     789,401       971,092
Goodwill, net...............................................          --       633,258
Other assets................................................      74,324        96,980
                                                              ----------   -----------
          Total assets......................................  $7,119,194   $11,303,977
                                                              ==========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Outstanding checks in excess of bank balance..............  $  237,494   $   810,027
  Line of credit............................................   2,008,170            --
  Current portion of long-term debt and other obligations...     163,918       683,198
  Current portion of capital lease obligations..............      24,684            --
  Accounts payable..........................................     552,919     1,157,236
  Income taxes payable......................................     407,333        39,513
  Accrued expenses..........................................     576,368     1,408,619
                                                              ----------   -----------
          Total current liabilities.........................   3,970,886     4,098,593
Line of credit..............................................          --     2,891,304
Long-term debt and other obligations, less current
  maturities................................................     138,362       536,143
Noncurrent portion of capital lease obligations.............      23,315            --
                                                              ----------   -----------
          Total liabilities.................................   4,132,563     7,526,040
Commitments and contingencies (Notes 6, 11)
Shareholders' equity:
  Preferred stock, no par value; 10,000,000 shares
     authorized, none issued................................          --            --
  Common stock, no par value, 50,000,000 shares authorized;
     4,659,473 and 4,669,223 shares issued and outstanding
     in 1996 and 1997, respectively.........................   2,007,000     2,028,705
  Stock purchase warrants...................................     502,259         7,259
  Retained earnings.........................................     477,372     1,741,973
                                                              ----------   -----------
          Total shareholders' equity........................   2,986,631     3,777,937
                                                              ----------   -----------
          Total liabilities and shareholders' equity........  $7,119,194   $11,303,977
                                                              ==========   ===========

   The accompanying notes are an integral part of these financial statements.

                           RADIO SYSTEMS CORPORATION

                            STATEMENTS OF OPERATIONS


                                                                 YEARS ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1995          1996          1997
                                                          -----------   -----------   -----------
Net sales...............................................  $13,192,843   $18,869,421   $24,566,643
Cost of goods sold......................................    9,989,793    12,091,736    14,829,940
                                                          -----------   -----------   -----------
Gross profit on sales...................................    3,203,050     6,777,685     9,736,703
                                                          -----------   -----------   -----------
Selling, general and administrative expenses............    3,122,235     3,410,001     5,030,570
Research and development................................      912,167       663,652       982,448
Interest expense........................................      467,746       714,888       423,365
                                                          -----------   -----------   -----------
Income (loss) before income taxes.......................   (1,299,098)    1,989,144     3,300,320
Income tax provision....................................     (195,599)      (42,310)   (1,240,596)
                                                          -----------   -----------   -----------
Net income (loss).......................................  $(1,494,697)  $ 1,946,834   $ 2,059,724
                                                          ===========   ===========   ===========
Income (loss) per common and equivalent share:
  Basic.................................................  $     (0.32)  $      0.42   $      0.44
                                                          ===========   ===========   ===========
  Diluted...............................................  $     (0.32)  $      0.36   $      0.39
                                                          ===========   ===========   ===========
Weighted average shares and equivalents outstanding
  (000's):
  Basic.................................................        4,601         4,663         4,666
                                                          ===========   ===========   ===========
  Diluted...............................................        4,731         5,388         5,276
                                                          ===========   ===========   ===========


   The accompanying notes are an integral part of these financial statements.

                           RADIO SYSTEMS CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                           COMMON STOCK          STOCK      RETAINED
                                      ----------------------   PURCHASE     EARNINGS
                                       SHARES       AMOUNT     WARRANTS     (DEFICIT)       TOTAL
                                      ---------   ----------   ---------   -----------   -----------
Balances at December 31, 1994.......  4,576,473   $1,801,000   $  94,274   $    25,235   $ 1,920,509
Issuance of common stock............     80,000      200,000          --            --       200,000
Stock purchase warrant issued with
  note payable......................         --           --     165,062            --       165,062
Net loss............................         --           --          --    (1,494,697)   (1,494,697)
                                      ---------   ----------   ---------   -----------   -----------
Balances at December 31, 1995.......  4,656,473    2,001,000     259,336    (1,469,462)      790,874
Issuance of common stock............      3,000        6,000          --            --         6,000
Stock purchase warrant issued with
  note payable......................         --           --     242,923            --       242,923
Net income..........................         --           --          --     1,946,834     1,946,834
                                      ---------   ----------   ---------   -----------   -----------
Balances at December 31, 1996.......  4,659,473    2,007,000     502,259       477,372     2,986,631
Issuance of common stock............      9,750       21,705          --            --        21,705
Retirement of stock purchase
  warrants..........................         --           --    (495,000)     (795,123)   (1,290,123)
Net income..........................         --           --          --     2,059,724     2,059,724
                                      ---------   ----------   ---------   -----------   -----------
Balances at December 31, 1997.......  4,669,223   $2,028,705   $   7,259   $ 1,741,973   $ 3,777,937
                                      =========   ==========   =========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                           RADIO SYSTEMS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1995          1996          1997
                                                          -----------   -----------   -----------
Cash flows from operating activities:
  Net income (loss).....................................  $(1,494,697)  $ 1,946,834   $ 2,059,724
  Adjustments to reconcile net income (loss) to cash
     provided (used) by operating activities:
     Depreciation and amortization......................      332,997       609,557       421,466
     Loss on disposal of equipment......................          471            --            --
     Provision for doubtful accounts....................       66,324       138,635       381,311
     Deferred taxes.....................................      202,526      (365,022)      (34,179)
     Services provided in exchange for common stock.....           --            --        12,705
     Changes in operating assets and liabilities:
       Accounts receivable..............................      195,787    (1,791,204)   (1,112,714)
       Inventories......................................      292,936      (681,291)   (1,111,354)
       Prepaid expenses.................................      161,779        21,668      (314,811)
       Accounts payable.................................      115,016      (544,622)      620,008
       Accrued expenses.................................       94,162       326,201       832,251
       Income taxes payable.............................      (41,708)      407,333       142,056
                                                          -----------   -----------   -----------
          Net cash provided (used) by operating
            activities..................................      (74,407)       68,089     1,896,463
                                                          -----------   -----------   -----------
Cash flows from investing activities:
  Capital expenditures..................................     (393,259)     (272,251)     (325,557)
  Net cash paid for acquisition of product line.........           --            --      (500,000)
  Other assets..........................................      (37,055)        3,420       (41,535)
                                                          -----------   -----------   -----------
          Net cash used in investing activities.........     (430,314)     (268,831)     (867,092)
                                                          -----------   -----------   -----------
Cash flows from financing activities:
  Increase (decrease) in checks in excess of bank
     balance............................................     (153,823)       48,388       572,533
  Net proceeds from line of credit......................      257,296     1,222,572       883,134
  Proceeds from notes payable...........................      420,000            --     1,042,175
  Payments on notes payable.............................      (28,608)   (1,089,110)     (703,957)
  Payments on capital lease obligations.................     (171,295)      (22,013)      (47,999)
  Proceeds from issuance of common stock................      200,000         6,000         9,000
  Cash paid for retirement of stock purchase warrants...           --            --    (1,800,000)
                                                          -----------   -----------   -----------
          Net cash provided (used) by financing
            activities..................................      523,570       165,837       (45,114)
                                                          -----------   -----------   -----------
Net increase (decrease) in cash and cash equivalents....       18,849       (34,905)      984,257
Cash and cash equivalents, at beginning of period.......       21,217        40,066         5,161
                                                          -----------   -----------   -----------
Cash and cash equivalents, at end of period.............  $    40,066   $     5,161   $   989,418
                                                          ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                           RADIO SYSTEMS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The Company. Radio Systems Corporation (the "Company") is a provider of electronic pet containment and training products. The Company sells primarily to retailers such as home centers, discount stores, pet and farm supply stores, and catalog retailers. Approximately 93% of the Company's 1997 net sales were made in the United States, with 7% in Canada and Western Europe. A single customer accounted for approximately 13% of the Company's sales in 1997. The Company's top five customers accounted for approximately 42%, 41% and 47% of the Company's sales in 1995, 1996 and 1997, respectively.

     Management Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Inventories. Inventories are stated at lower of cost or market. Cost is determined using standard costs which approximate the first-in, first-out (FIFO) method.

     Property, Equipment and Depreciation. Property and equipment are stated at cost. Depreciation is computed using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes using an estimated useful life of five years for all assets. The cost and related accumulated depreciation are removed upon retirement, and any related gain or loss is included in income from operations. Maintenance and repairs are expensed as incurred. Major renewals and improvements are capitalized.

     Revenue Recognition. Product sales are recognized upon shipment, net of estimated trade discounts and returns. Estimated warranty costs attributable to the Company's standard warranty program are provided for at the time of sale.

     Research and Development Costs. Research and development expenditures are charged to expense in the period incurred.

     Income Taxes. Income taxes are calculated using the asset and liability method. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Cash Equivalents. The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

2. INVENTORIES:

     Inventories consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Raw materials...............................................  $2,569,404   $2,539,622
Finished goods..............................................     607,138    1,919,448
                                                              ----------   ----------
                                                              $3,176,542   $4,459,070
                                                              ==========   ==========

     The pet containment systems the Company sells are subject to technological change. As of December 31, 1997, management is not aware of any changes which would adversely affect the inventory on hand. Technological changes could significantly increase the estimate of obsolete inventory. Such changes could also significantly impact the estimates related to sales returns reserves.

                           RADIO SYSTEMS CORPORATION

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Machinery and equipment.....................................  $1,231,535   $1,636,546
Furniture and fixtures......................................      73,506       90,315
Leasehold improvements......................................      75,777       75,777
                                                              ----------   ----------
Total property and equipment................................   1,380,818    1,802,638
Less accumulated depreciation and amortization..............    (591,417)    (831,546)
                                                              ----------   ----------
                                                              $  789,401   $  971,092
                                                              ==========   ==========

     Machinery and equipment includes equipment under capital leases with a net book value of $42,774 and $0 at December 31, 1996 and 1997, respectively.

4. LINES OF CREDIT:

     The Company has a $5,000,000 line of credit with a bank that expires on May 30, 1999. The Company may also issue letters of credit against the line up to $500,000. Borrowings under the line are limited to (a) 75% of eligible receivables, as defined, plus (b) the lesser of 50% of eligible inventory, as defined, or $1,500,000 ($1,800,000 at certain times). Borrowings under the line bear interest at the bank's prime rate plus 1% (9.5% at December 31, 1997). The line is collateralized by accounts receivable, inventory, and certain equipment. In addition, the Company's president and the president's spouse are guarantors up to $1,000,000. At December 31, 1996 and 1997, advances on the line of credit amounted to $2,008,170 and $2,891,304, respectively.

     In addition to the revolving line of credit, the agreement also provides for a non-revolving "Acquisition" line of credit of $1,500,000, which expires May 30, 1998. Under the agreement, the bank may make advances on this line, at its discretion, for acquisitions of all or substantial portions of the assets of other entities. The agreement calls for a separate note for each acquisition which would require payments of interest only at the bank's index rate plus 1% until the consummation of the acquisition. At that point, the note would automatically convert to an installment note payable in no more than 36 months, at the bank's discretion.

     The line of credit agreements contain certain covenants, the most restrictive of which requires the maintenance of certain financial ratios.

     The line of credit agreements and certain bank notes payable discussed in
Note 5 require lender approval prior to the payment of dividends.

                           RADIO SYSTEMS CORPORATION

5. LONG-TERM DEBT AND OTHER OBLIGATIONS:

     Long-term debt and other obligations consist of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996         1997
                                                              ---------   ----------
Subordinated note payable to a shareholder, bearing interest
  at 10%, retire on December 20, 1997.......................  $ 100,000   $       --
Notes payable to banks in monthly installments totaling
  $8,852, including interest at annual rates ranging from
  8.1% to 11.5% through 2001. These notes are collateralized
  by certain equipment......................................    202,280      173,027
Note payable to a bank, due in monthly installments of
  $83,333 plus interest at 9% through 1998. This note is
  collateralized by personal guarantees of certain of the
  Company's officers........................................         --      500,002
Obligation to seller of a product line for minimum
  royalties, due in quarterly installments of $37,500
  through 2002; effective interest rate of 10%..............         --      546,312
                                                              ---------   ----------
                                                                302,280    1,219,341
Less current portion........................................   (163,918)    (683,198)
                                                              ---------   ----------
                                                              $ 138,362   $  536,143
                                                              =========   ==========

     As of December 31, 1997, the scheduled maturities of long-term debt and other obligations are as follows:

1998........................................................  $  683,198
1999........................................................     190,059
2000........................................................     131,148
2001........................................................     142,887
2002........................................................      72,049
                                                              ----------
                                                              $1,219,341
                                                              ==========

     Subordinated Note Warrants. In connection with the subordinated note that was retired on December 18, 1996, the Company issued a stock purchase warrant to the lender that provided for the purchase of up to 525,420 shares of common stock at $0.003 per share. The fair value of the stock purchase warrant was recorded as a discount on the subordinated note and was amortized to interest expense during 1995, increasing the effective rate of interest. The terms of the subordinated note agreement were such that the number of shares under the warrants increased by 243,252 and 97,299 shares during 1995 and 1996, respectively, because the loan remained outstanding. The Company amortized the discount related to each increase in the warrant over the term between the warrant adjustment dates or over the term of the subordinated notes, as appropriate.

     Including the warrants issued in connection with the 10% subordinated note to a shareholder, warrants to purchase a total of 498,501 shares of stock at a strike price of $0.003 remained outstanding at December 31, 1996. Total amortization expense amounted to $133,885, $368,375 and $0 during the years ended December 31, 1995, 1996 and 1997, respectively.

     In May 1997, the Company purchased and retired the warrants held by the subordinated debt holder. Consideration for the warrants was $1,800,000 and has been recorded, net of the excess tax deduction benefit of $510,000, as a charge to shareholders' equity.

                           RADIO SYSTEMS CORPORATION

6. LEASE OBLIGATIONS:

     The Company is obligated under various noncancelable operating leases (with initial or remaining lease terms in excess of one year) for certain facilities, vehicles and equipment. Approximate future minimum lease payments under the operating leases as of December 31, 1997, are:

YEAR                                                            AMOUNT
----                                                          ----------
1998........................................................  $  187,135
1999........................................................     219,117
2000........................................................     199,668
2001........................................................     192,159
Thereafter..................................................   1,234,279

     Rental expense for operating leases during 1995, 1996 and 1997, was approximately $166,000, $164,000 and $172,000, respectively.

7. INCOME TAXES:

     Significant components of the provision (benefit) for income taxes are as follows:

                                                                 DECEMBER 31,
                                                       ---------------------------------
                                                         1995       1996         1997
                                                       --------   ---------   ----------
Current:
  Federal............................................  $     --   $ 339,780   $1,147,610
  State..............................................        --      67,552      127,165
                                                             --     407,332    1,274,775
                                                       --------   ---------   ----------
Deferred:
  Federal............................................   164,712    (308,720)     (30,040)
  State..............................................    30,887     (56,302)      (4,139)
                                                       --------   ---------   ----------
                                                        195,599    (365,022)     (34,179)
          Total income tax provision.................  $195,599   $  42,310   $1,240,596
                                                       ========   =========   ==========

     The income tax provision (benefit) recognized by the Company for the years ended December 31, 1995, 1996 and 1997 differs from the amount determined by applying the applicable U.S. statutory federal income tax rate to the Company's pretax income (loss) as a result of the following:

                                                                 DECEMBER 31,
                                                      ----------------------------------
                                                        1995        1996         1997
                                                      ---------   ---------   ----------
Computed tax provision (benefit) at the statutory
  rate..............................................  $(441,693)  $ 676,000   $1,155,112
State income tax provision (benefit), net of Federal
  effect............................................    (51,444)     97,400      132,012
Research and development tax credits................         --     (79,523)     (48,306)
Other, net..........................................      4,087      33,082        1,778
Change in valuation allowance.......................    684,649    (684,649)          --
                                                      ---------   ---------   ----------
                                                      $ 195,599   $  42,310   $1,240,596
                                                      =========   =========   ==========

                           RADIO SYSTEMS CORPORATION

     The net deferred tax asset is comprised of the following components at:

                                                                 DECEMBER 31,
                                                        -------------------------------
                                                          1995        1996       1997
                                                        ---------   --------   --------
Research and development tax credit...................  $  26,477   $     --   $     --
Accounts receivable allowance.........................     33,000     52,785    131,371
Inventory valuation...................................      6,600         --         --
Accrued expenses......................................     66,000    184,757    299,344
Property and equipment................................    (45,000)   (31,220)   (48,968)
Goodwill amortization.................................         --         --     17,454
Warrant amortization..................................         --    158,700         --
Net operating loss carryforwards......................    597,572         --         --
                                                        ---------   --------   --------
Deferred tax asset....................................    684,649    365,022    399,201
Valuation allowance...................................   (684,649)        --         --
                                                        ---------   --------   --------
Net deferred tax asset................................  $      --   $365,022   $399,201
                                                        =========   ========   ========

     During 1996, the Company eliminated the valuation allowance of $684,649 to reflect the utilization of net operating loss carryforwards and tax credits for which a 100% valuation allowance had been provided in prior years. No valuation allowance was deemed necessary at December 31, 1996 and 1997 as a result of management's evaluation that all remaining deferred tax assets will more likely than not be realized.

8. RELATED PARTY TRANSACTIONS:

     In the ordinary course of business, the Company executes transactions with various related parties, including an entity wholly-owned by the Company's majority shareholder; an entity in which the Company is a 7% shareholder; an entity owned by a director of the Company; and a minority shareholder of the Company. Related party transactions are summarized as follows for the years ended December 31:

                                                           1995       1996       1997
                                                         --------   --------   --------
Product sales to affiliated companies..................  $353,340   $863,372   $603,568
Payments to a minority shareholder for research and
  development..........................................    92,000     66,913    123,039

     A director of the Company is also a director for a bank holding a note from the Company in the amount of $291,391, $202,280 and $138,087 as of December 31, 1995, 1996 and 1997, respectively.

     As discussed in Note 5, a minority shareholder holds warrants to purchase additional common stock, which were issued in connection with a subordinated note.

9. EMPLOYEE BENEFIT PLAN:

     The Company has a defined contribution employee retirement savings plan (covering all full time employees) which provides for a stipulated matching contribution and for discretionary contributions by the Company. Contributions to the Plan for the years ended December 31, 1995, 1996 and 1997, were approximately $43,000, $40,000 and $62,000, respectively.

10. STOCK OPTIONS:

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                           RADIO SYSTEMS CORPORATION

  1994 Stock Option Plan

     The Company's 1994 Stock Option Plan authorized the grant of options to employees for up to 360,000 shares of the Company's stock. Certain directors and the corporate secretary of the Company have been granted options to purchase an aggregate of 180,000 shares of the Company's stock. All options vest ratably over five years and expire ten years from the grant dates.


     A summary of the Company's stock option activity and related information under the 1994 Stock Option Plan for the three years in the period ended December 31 follows:



                                        1995                  1996                  1997
                                 -------------------   -------------------   -------------------
                                           WEIGHTED-             WEIGHTED-             WEIGHTED-
                                            AVERAGE               AVERAGE               AVERAGE
                                           EXERCISE              EXERCISE              EXERCISE
                                 OPTIONS     PRICE     OPTIONS     PRICE     OPTIONS     PRICE
                                 -------   ---------   -------   ---------   -------   ---------
Outstanding, beginning of
  year.........................  297,000     $1.18     258,000     $1.33     477,000     $1.78
  Granted......................   42,000      2.50     222,000      2.29      54,000      2.96
  Exercised....................       --        --      (3,000)     2.00      (6,000)     1.50
  Forfeited....................  (81,000)     1.37          --        --          --        --
                                 -------               -------               -------
Outstanding, end of year.......  258,000     $1.33     477,000     $1.78     525,000     $1.90
                                 =======               =======               =======
Exercisable at end of year.....   58,800     $1.16     119,400     $1.20     227,400     $1.46
Weighted-average fair value of
  options granted during the
  year.........................  $  0.84               $  0.95               $  1.10



     The exercise price for options outstanding as of December 31, 1997, ranged from $1.00 to $2.96. The weighted-average remaining contractual life of those options is eight years.


  1997 Stock Option Plan

     1997 Incentive Stock Plan. The Company and its shareholders adopted the Incentive Plan in November 1997. The Company has reserved 403,500 of the authorized shares of Common Stock for issuance pursuant to options to be granted under the Incentive Plan. Under the Incentive Plan, the Company may grant to directors, officers and key employees of the Company options to purchase shares of Common Stock. The options are for terms not longer than ten years, at prices to be determined by the Board of Directors or the Compensation Committee. Such prices may generally not be less than 100% of the fair market value of the Common Stock on the date of grant. Incentive stock options may be granted only to employees and may not be less than 85% of the fair market value of the Common Stock on the date of grant in the case of non-qualified stock options.

     Pro forma information regarding net income and income per share is required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using an option pricing model and the following assumptions: risk-free interest rate of 6%; no dividend yield; and a weighted-average expected life of the option of eight years.

                           RADIO SYSTEMS CORPORATION

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                       1995          1996         1997
                                                    -----------   ----------   ----------
Net income (loss):
  As reported.....................................  $(1,494,697)  $1,946,834   $2,059,724
  Pro forma.......................................   (1,497,068)   1,919,070    2,010,182
Income (loss) per share:
  As reported.....................................  $     (0.32)  $     0.42   $     0.44
  Pro forma.......................................        (0.33)        0.41         0.43

11. CERTAIN CONCENTRATIONS:

     The Company produces and sells electronic pet containment and training products to companies operating in the retail industry throughout the United States. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables are generally due within 30 to 90 days. Credit losses relating to customers have been within management's expectations.

     The Company currently outsources virtually all of its manufacturing and assembly functions. A substantial portion of the Company's products, including its standard Radio Fence products, are assembled by two suppliers located in China. Other products offered by the Company are manufactured in Israel and France, and certain of the components of the Company's Radio Fence products are manufactured in Taiwan. The microchips used in the Company's products are manufactured by a supplier in California. Management believes that, if necessary, alternate sources of supply on comparable terms could be obtained.

12. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

     During 1997, the Company borrowed $578,843 to purchase a product line.

     Cash payments for interest and income taxes were as follows:

                                                                  DECEMBER 31,
                                                        --------------------------------
                                                          1995       1996        1997
                                                        --------   --------   ----------
Interest..............................................  $325,352   $333,897   $  423,365
Income taxes..........................................    34,781         --    1,100,000

13. ACQUISITION OF PRODUCT LINE:

     On March 31, 1997, the Company purchased certain assets related to the pet products business (which consisted principally of ultrasonic bark control collars and pet trainers) of a company located in Austin, Texas. The purchase price was approximately $1,065,000, with $500,000 paid at or within 90 days of closing, and the remainder to be paid quarterly at the rate of $37,500. The seller also receives a royalty of 5% or 10% on certain defined sales of the products. The transaction has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the separately identifiable assets, principally inventory and product molds, at their respective fair values. The remaining $712,000 of the purchase price has been allocated to goodwill and other intangible assets, and is being amortized using the straight-line method over seven years.

                           RADIO SYSTEMS CORPORATION

     Pro forma unaudited results of operations for the years ended December 31, 1996 and 1997, assuming that the acquisition had occurred at the beginning of the earliest period presented, are as follows:


                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1997
                                                              ------------   ------------
Net sales...................................................  $20,475,657    $25,013,260
Net income..................................................    2,344,156      2,107,300
Income per share............................................  $      0.45    $      0.45


14. INCOME (LOSS) PER SHARE:

     In February 1997, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which changes the calculations used for earnings per share (EPS) and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Adoption of this standard had no effect on basic EPS for the year ended December 31, 1995, and resulted in a $0.05 increase in basic EPS for the year ended December 31, 1996. The standard has no effect on the diluted EPS. The Statement is effective for financial statements issued for periods ending after December 15, 1997; earlier application was not permitted.


     Common shares issued and common equivalent shares relating to options issued during the 14-month period preceding January 12, 1998, have been calculated using the treasury stock method assuming that the options or shares were outstanding during each period presented and that the fair value of the Company's common stock during each period was equal to the assumed initial public offering price of $10.50 per share. Common equivalent shares relating to all other options have been calculated using the treasury stock method for the portion of each period for which the options were outstanding and using the estimated fair value of the Company's common stock for each of the respective periods. All shares, per share and conversion amounts relating to common stock and stock options and warrants included in the accompanying financial statements and notes reflects a 100-for-one stock split effected on December 21, 1994, and the three-for-one split approved by the Company's Board of Directors on November 14, 1997.


     The following reconciliation details the numerators and denominators used to calculate basic and diluted earnings per share for the years ended December 31, 1995, 1996 and 1997.


                                                             FOR THE YEAR ENDED DECEMBER 31, 1995
                                                            ---------------------------------------
                                                               LOSS          SHARES       PER-SHARE
                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                            -----------   -------------   ---------
Basic EPS net loss........................................  $(1,494,697)    4,601,322      $(0.32)
Effect of Dilutive Securities Options.....................                    129,313
                                                            -----------     ---------
Diluted EPS net loss......................................  $(1,494,697)    4,730,635      $(0.32)
                                                            ===========     =========      ======

                           RADIO SYSTEMS CORPORATION

                                                              FOR THE YEAR ENDED DECEMBER 31, 1996
                                                             ---------------------------------------
                                                               INCOME         SHARES       PER-SHARE
                                                             (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                             -----------   -------------   ---------
Basic EPS net income.......................................  $1,946,834      4,663,190       $0.42
Effect of Dilutive Securities
  Warrants.................................................                    458,673
  Options..................................................                    265,957
                                                             ----------      ---------
Diluted EPS net income.....................................  $1,946,834      5,387,820       $0.36
                                                             ==========      =========       =====



                                                              FOR THE YEAR ENDED DECEMBER 31, 1997
                                                             ---------------------------------------
                                                               INCOME         SHARES       PER-SHARE
                                                             (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                             -----------   -------------   ---------
Basic EPS net income.......................................  $2,059,724      4,666,025       $0.44
Effect of Dilutive Securities
  Warrants.................................................                    177,662
  Options..................................................                    431,986
                                                             ----------      ---------
Diluted EPS net income.....................................  $2,059,724      5,275,673       $0.39
                                                             ==========      =========       =====


15. PREFERRED STOCK


     The Company currently has 10,000,000 shares of preferred stock authorized. As of December 31, 1997, no shares of preferred stock had been issued. The Company may issue the preferred stock from time to time in series having such designated rights, preferences, qualifications, and limitations as the Board of Directors may determine.

             ======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


  UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
Use of Proceeds.......................   12
Capitalization........................   13
Dividend Policy.......................   14
Dilution..............................   14
Selected Financial Data...............   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   16
Business..............................   21
Management............................   33
Principal and Selling Shareholders....   39
Description of Capital Stock..........   40
Certain Transactions..................   44
Shares Eligible for Future Sale.......   45
Underwriting..........................   46
Legal Matters.........................   47
Experts...............................   47
Available Information.................   48
Index to Financial Statements.........  F-1


                             ---------------------


             ------------------------------------------------------

             ======================================================
             ------------------------------------------------------

                                1,885,000 SHARES

                           [RADIO SYSTEMS CORP. LOGO]
                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                              J.C. BRADFORD & CO.

                         THE ROBINSON-HUMPHREY COMPANY


                                           , 1998
             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table shows the expenses, other than underwriting discounts, that the Company expects to incur in connection with the issuance and distribution of the securities being registered under this registration statement. All expenses are estimated except for the Securities and Exchange Commission registration fee, the Nasdaq National Market fee and the NASD filing fee.

Securities and Exchange Commission Registration Fee.........  $  7,674
NASD Filing Fee.............................................     3,019
Nasdaq National Market Fee..................................    33,000
Blue Sky Fees and Expenses (including legal fees)...........     2,500
Printing Expenses...........................................    90,000
Legal Fees and Expenses.....................................   150,000
Accounting Fees and Expenses................................    70,000
Transfer Agent and Registrar Fees...........................       750
Miscellaneous Expenses......................................    43,057
                                                              --------
          Total.............................................  $400,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) the director or officer reasonably believed, in the case of conduct in her official capacity with the corporation, that such conduct was in the corporation's best interest, or, in all other cases, that his conduct was not opposed to the best interests of the corporation and (iii) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

     The Charter and Bylaws of the Company provide that the Company will indemnify from liability, and advance expenses to, any present or former director or officer of the Company to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule, or regulation adopted in lieu thereof. Additionally, the Charter provides that no director of the Company will be personally liable to the Company or any of its shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director's duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distributions, or (iv) receiving any improper personal benefit. The Company has also executed in favor of each of its directors Indemnification Agreements that obligate the Company to indemnify and advance expenses to its directors.

     The Company has purchased a directors and officers insurance policy providing for $5,000,000 million in coverage for certain liabilities of the Company's directors and officers. The policy expires in January, 2001.

     The proposed form of the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement contains certain provisions relating to the indemnification of the Company, its controlling persons and the Selling Shareholders by the Underwriters and relating to the indemnification of the Underwriters by the Company, its controlling persons and the Selling Shareholders.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Except as described in this section, no securities of the Registrant have been sold by the Registrant within the past three years without registration under the Securities Act.

     Since October 30, 1994, the Registrant has sold and issued the following securities:

          1. On December 14, 1994, the Registrant granted an option for 90,000 shares of Common Stock to James D. Hudson at an option price of $1.00 per share and an option for 60,000 shares of Common Stock to Barbara Thompson at an option price of $1.00 per share (canceled January 15, 1996).

          2. On December 15, 1994, the Registrant granted options for an aggregate of 291,000 shares of Common Stock to the following:

             a. an option for 3,000 shares of Common Stock was issued to Tom Boyd at an option price of $1.00 per share;

             b. an option for 3,000 shares of Common Stock was issued to Todd G. Birdwell at an option price of $1.00 per share;

             c. an option for 30,000 shares of Common Stock was issued to Richard B. Ray at an option price of $1.00 per share;

             d. an option for 30,000 shares of Common Stock was issued to B. Otto Wheeley at an option price of $1.00 per share; and

             e. an option for 30,000 shares of Common Stock was issued to Donald
        F. Johnstone at an option price of $1.00 per share.

          3. On December 20, 1994, the Registrant granted options for an aggregate of 51,000 shares of Common Stock to the following:

             a. an option for 3,000 shares of Common Stock was issued to Phillip Greene at an option price of $2.00 per share;

             b. an option for 15,000 shares of Common Stock was issued to Steve
        J. Baker at an option price of $2.00 per share;

             c. an option for 3,000 shares of Common Stock was issued to Charles Ferrell at an option price of $2.00 per share (canceled);

             d. an option for 15,000 shares of Common Stock was issued to Howard
        A. Fehl at an option price of $2.00 per share; and

             e. an option for 15,000 shares of Common Stock was issued to Rungwit Sangsingkeow at an option price of $2.00 per share;

          4. On December 29, 1994, the Registrant issued an aggregate of 405,000 shares of Common Stock to the following:

             a. 15,000 shares of Common Stock to Thomas C. Wylly II for $1.67 per share;

             b. 20,000.01 shares of Common Stock to James F. Smith, Jr. for $2.50 per share;

             c. 20,000.01 shares of Common Stock to Meta K. Smith for $2.50 per share;

             d. 20,000.01 shares of Common Stock to Richard B. Ray for $2.50 per share;

             e. 20,000.01 shares of Common Stock to Tim W. Williams for $2.50 per share;

             f. 120,000 shares of Common Stock to Tennessee Innovation Centers, Inc. for $1.67 per share;

             g. 100,000 shares of Common Stock to Tennessee Innovation Centers, Inc. for $2.50 per share;

             h. 30,000 shares of Common Stock to NSBW Corporation for $1.67 per share; and

             i. 60,000 shares of Common Stock were issued to Beta Development Corporation for $1.67 per share.

          5. On August 23, 1995, the Registrant issued 39,999.99 shares of Common Stock to E. Douglas Grindstaff IRA for $2.50 per share.

          6. On October 30, 1995, the Registrant issued 39,999.99 shares of Common Stock to Michael Mars for $2.50 per share.

          7. On December 1, 1995, the Registrant granted options for an aggregate of 42,000 shares of Common Stock to the following:

             a. an option for 6,000 shares of Common Stock was issued to Wanda Elmore at an option price of $2.50 per share;

             b. an option for 6,000 shares of Common Stock was issued to William
        S. Groh at an option price of $2.50 per share (canceled);

             c. an option for 6,000 shares of Common Stock was issued to Marcia Anderson at an option price of $2.50 per share;

             d. an option for 3,000 shares of Common Stock was issued to Phillip Greene at an option price of $2.50 per share;

             e. an option for 6,000 shares of Common Stock was issued to Ned Earnest Clapp III at an option price of $2.50 per share (canceled December 10, 1996);

             f. an option for 3,000 shares of Common Stock was issued to Mary Lindsey at an option price of $2.50 per share;

             g. an option for 3,000 shares of Common Stock was issued to Walter Frankenwich at an option price of $2.50 per share;

             h. an option for 6,000 shares of Common Stock was issued to Timothy
        H. Fehl at an option price of $2.50 per share; and

             i. an option for 3,000 shares of Common Stock was issued to Phillip Strenstream at an option price of $2.50 per share.

          8. On December 20, 1995, the Registrant issued a Stock Purchase Warrant for 12,000 shares of Common Stock to E. Douglas Grindstaff as additional consideration for a $100,000 10% Subordinated Debenture.

          9. On January 6, 1996, the Registrant issued 3,000 shares of Common Stock to Rungwit Sangsingkeow pursuant to exercise of an option at $2.00 per share.

          10. On January 26, 1996, the Registrant granted an option for 30,000 shares of Common Stock to Melvin E. Koons at an option price of $1.00 per share.

          11. On May 3, 1996, the Registrant granted options for an aggregate of 72,000 shares of Common Stock to the following:

             a. an option for 15,000 shares of Common Stock was issued to Phillip Greene at an option price of $2.50 per share;

             b. an option for 30,000 shares of Common Stock was issued to Steve
        J. Baker at an option price of $2.50 per share;

             c. an option for 9,000 shares of Common Stock was issued to Mary Lindsey at an option price of $2.50 per share;

             d. an option for 3,000 shares of Common Stock was issued to Phillip
        A. Winkle at an option price of $2.50 per share;

             e. an option for 3,000 shares of Common Stock was issued to Patricia Dianne Daniels at an option price of $2.50 per share;

             f. an option for 3,000 shares of Common Stock was issued to Dick Firestone at an option price of $2.50 per share;

             g. an option for 9,000 shares of Common Stock was issued to Wanda Elmore at an option price of $2.50 per share;

          12. On November 15, 1996, the Registrant granted an option for 75,000 shares of Common Stock to Christopher E. Mainini at an option price of $2.50 per share.

          13. On December 20, 1996, the Registrant granted an option for 45,000 shares of Common Stock to James D. Hudson at an exercise price of $2.50 per share.

          14. On February 3, 1997, the Registrant issued 750 shares of Common Stock to E. Douglas Grindstaff for $2.50 per share.

          15. On February 3, 1997, the Registrant issued 3,000 shares of Common Stock to Rungwit Sangsingkeow pursuant to exercise of an option at $2.00 per share.

          16. On April 17, 1997, the Registrant issued 3,000 shares of Common Stock to E. Douglas Grindstaff for $2.50 per share.

          17. On July 15, 1997, the Registrant granted options for an aggregate of 54,000 shares of Common Stock to the following:

             a. an option for 27,000 shares of Common Stock was issued to Tom Boyd at an option price of $2.97 per share; and

             b. an option for 27,000 shares of Common Stock was issued to Todd
        G. Birdwell at an option price of $2.97 per share.

          18. On December 29, 1997, the Registrant issued 3,000 shares of Common Stock to James D. Hudson pursuant to exercise of an option at $1.00 per share.

          19. On January 7, 1998, the Registrant issued 3,000 shares of Common Stock to Rungwit Sangsingkeow pursuant to exercise of an option at $2.00 per share.

     The sales and issuances of securities in the above transactions have been adjusted to reflect the three-for-one stock split, which was effected in November 1997. The sales and issuances of the securities referenced above were exempt from registration under the Securities Act pursuant to Section 4(2) thereof as transactions not involving any public offerings, with the recipients representing their intentions to acquire the securities for their own accounts and not with a view to the distribution thereof. In all of the above transactions, appropriate legends were affixed to the respective stock certificates, and all recipients had adequate access to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  The following exhibits are filed as part of this Registration
Statement:


EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
 1.1*     --   Form of Underwriting Agreement
 3.1*     --   Form of Restated Charter of the Registrant
 3.2*     --   Form of Restated Bylaws of the Registrant
 4.1*     --   Specimen of Common Stock certificate
 4.2*     --   Form of Restated Charter of the Registrant (filed as Exhibit
               3.1)
 4.3*     --   Form of Restated Bylaws of the Registrant (filed as Exhibit
               3.2)
 5.1*     --   Opinion of Waller Lansden Dortch & Davis, PLLC
10.1*     --   Radio Systems Corporation 1997 Stock Incentive Plan
10.2*     --   Radio Systems Corporation 1994 Employee Incentive Stock
               Option Plan
10.3*     --   Officer Incentive Plan of Registrant
10.4*     --   Form of Indemnification Agreement between the Registrant and members of its Board of Directors
10.5*     --   Industrial Lease, dated July 16, 1997, by and between the
               Registrant and CRRSC Realty, LLC
10.6*     --   10% Subordinated Debenture and Stock Purchase Warrant, dated
               December 20, 1995, between the Registrant and E. Douglas
               Grindstaff
10.7*     --   Purchase Agreement, dated March 1, 1994, by and between the
               Registrant and Concorde Microsystems, Inc.
10.8*     --   Transmitter ASIC Development Agreement, dated January 1,
               1995, between the Registrant and Concorde Microsystems, Inc.
10.9*     --   Agreement, dated January 10, 1997, between the Registrant
               and Multi-Vet Limited and Multi-Vet International, Inc.
10.10*    --   Agreement, dated July 1, 1996, between the Registrant and
               Duplex CSA Limited
10.11*    --   Form of Distribution Agreement, between the Registrant and
               Mepro Epilady Ltd.
10.12*    --   Loan Agreement, dated June 5, 1995, by and between the
               Registrant and BankFirst of Knoxville, Tennessee
10.13*    --   Loan and Security Agreement, dated April 3, 1995, by and
               between the Registrant and First American National Bank
10.14*    --   First Amendment to Loan and Security Agreement, dated
               October 25, 1995, by and between the Registrant and First
               American National Bank
10.15*    --   Second Amendment to Loan and Security Agreement, dated May
               17, 1996, by and between the Registrant and First American
               National Bank
10.16*    --   Third Amendment to Loan and Security Agreement, dated
               December 13, 1996, by and between the Registrant and First
               American National Bank
10.17*    --   Fourth Amendment to Loan and Security Agreement, dated
               January 22, 1997, by and between the Registrant and First
               American National Bank
10.18*    --   Fifth Amendment to Loan and Security Agreement, dated April
               30, 1997, by and between the Registrant and First American
               National Bank
10.19*    --   Sixth Amendment to Loan and Security Agreement, dated May
               30, 1997, by and between the Registrant and First American
               Bank
10.20*    --   Agreement, dated January 24, 1994, by and between the
               Registrant and PetSafe Limited
10.21*    --   Agreement Revision, dated May 13, 1996, by and between the
               Registrant and PetSafe Limited
23.1      --   Consent of Coopers & Lybrand L.L.P.

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
23.2*     --   Consent of Waller Lansden Dortch & Davis, PLLC (included in
               Exhibit 5)

24.1*     --   Power of Attorney (included in the signature page)
27.1      --   Financial Data Schedule (for SEC use only)


---------------

*Previously filed.

     (b)  Financial Statement Schedules

          Schedule II -- Valuation and Qualifying Accounts, Years ended December 31, 1995, 1996 and 1997.

     All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on February 9, 1998.


                                          RADIO SYSTEMS CORPORATION

                                          By:      /s/ RANDAL D. BOYD
                                            ------------------------------------
                                                       Randal D. Boyd
                                            Chairman of the Board and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                        NAME                                      TITLE(S)                   DATE
                        ----                                      --------                   ----

                 /s/ RANDAL D. BOYD                    Chairman of the Board and       February 9, 1998
-----------------------------------------------------    President (principal
                   Randal D. Boyd                        executive officer)

                 /s/ JAMES D. HUDSON                   Chief Financial Officer and     February 9, 1998
-----------------------------------------------------    Treasurer (principal
                   James D. Hudson                       financial and accounting
                                                         officer)

                          *                            Director                        February 9, 1998
-----------------------------------------------------
                  Ronald Nutt, Ph.D

                          *                            Director                        February 9, 1998
-----------------------------------------------------
                   Richard B. Ray

                          *                            Director                        February 9, 1998
-----------------------------------------------------
                      Tom Boyd

                          *                            Director                        February 9, 1998
-----------------------------------------------------
                   B. Otto Wheeley

                          *                            Director                        February 9, 1998
-----------------------------------------------------
                 Donald F. Johnstone

                          *                            Director                        February 9, 1998
-----------------------------------------------------
                 E. Doug Grindstaff

                          *                            Director                        February 9, 1998
-----------------------------------------------------
                  Todd G. Birdwell

              *By: /s/ JAMES D. HUDSON                                                 February 9, 1998
   -----------------------------------------------
                  James D. Hudson,
                  Attorney-in-fact

                       REPORT OF INDEPENDENT ACCOUNTANTS

                        ON FINANCIAL STATEMENT SCHEDULE

     In connection with our audits of the financial statements of Radio Systems Corporation as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in
Item 16(b) herein.

     In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included herein.

/s/ COOPERS & LYBRAND L.L.P.

Knoxville, Tennessee
January 12, 1998

                           RADIO SYSTEMS CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997

                                                      BALANCE AT   ADDITIONS                  BALANCE
                                                      BEGINNING    CHARGED TO                AT END OF
DESCRIPTION                                            OF YEAR      EXPENSE     DEDUCTIONS     YEAR
-----------                                           ----------   ----------   ----------   ---------
Year Ended December 31, 1995
  Allowance for doubtful accounts...................   $200,000    $   66,324    $179,177    $ 87,147
  Warranty Reserve..................................     95,444       545,645     549,568      91,521
  Allowance for Sales Returns.......................         --        39,357          --      39,357
  Inventory Obsolescence Reserve....................    200,023       278,378     460,978      17,423
Year Ended December 31, 1996
  Allowance for doubtful accounts...................     87,147       138,635      90,503     135,279
  Warranty Reserve..................................     91,521       640,497     609,192     122,826
  Allowance for Sales Returns.......................     39,357       160,752     119,733      80,376
  Inventory Obsolescence Reserve....................     17,423       198,284     215,707          --
Year Ended December 31, 1997
  Allowance for doubtful accounts...................    135,279       229,120      35,717     328,682
  Warranty Reserve..................................    122,826     1,039,549     995,278     167,097
  Allowance for Sales Returns.......................     80,376        91,453      20,040     151,789
  Inventory Obsolescence Reserve....................         --       208,495     208,495          --

                                 EXHIBIT INDEX


EXHIBIT
NUMBER          DESCRIPTION OF EXHIBITS
-------         -----------------------
 1.1*      --   Form of Underwriting Agreement
 3.1*      --   Form of Restated Charter of the Registrant
 3.2*      --   Form of Restated Bylaws of the Registrant
 4.1*      --   Specimen of Common Stock certificate
 4.2*      --   Form of Restated Charter of the Registrant (filed as Exhibit
                3.1)
 4.3*      --   Form of Restated Bylaws of the Registrant (filed as Exhibit
                3.2)
 5.1*      --   Opinion of Waller Lansden Dortch & Davis, PLLC
10.1*      --   Radio Systems Corporation 1997 Stock Incentive Plan
10.2*      --   Radio Systems Corporation 1994 Employee Incentive Stock
                Option Plan
10.3*      --   Officer Incentive Plan of Registrant
10.4*      --   Form of Indemnification Agreement between the Registrant and members of its Board of Directors
10.5*      --   Industrial Lease, dated July 16, 1997, by and between the
                Registrant and CRRSC Realty, LLC
10.6*      --   10% Subordinated Debenture and Stock Purchase Warrant, dated
                December 20, 1995, between the Registrant and E. Douglas
                Grindstaff
10.7*      --   Purchase Agreement, dated March 1, 1994, by and between the
                Registrant and Concorde Microsystems, Inc.
10.8*      --   Transmitter ASIC Development Agreement, dated January 1,
                1995, between the Registrant and Concorde Microsystems, Inc.
10.9*      --   Agreement, dated January 10, 1997, between the Registrant
                and Multi-Vet Limited and Multi-Vet International, Inc.
10.10*     --   Agreement, dated July 1, 1996, between the Registrant and
                Duplex CSA Limited
10.11*     --   Form of Distribution Agreement, between the Registrant and
                Mepro Epilady Ltd.
10.12*     --   Loan Agreement, dated June 5, 1995, by and between the
                Registrant and BankFirst of Knoxville, Tennessee
10.13*     --   Loan and Security Agreement, dated April 3, 1995, by and
                between the Registrant and First American National Bank
10.14*     --   First Amendment to Loan and Security Agreement, dated
                October 25, 1995, by and between the Registrant and First
                American National Bank
10.15*     --   Second Amendment to Loan and Security Agreement, dated May
                17, 1996, by and between the Registrant and First American
                National Bank
10.16*     --   Third Amendment to Loan and Security Agreement, dated
                December 13, 1996, by and between the Registrant and First
                American National Bank
10.17*     --   Fourth Amendment to Loan and Security Agreement, dated
                January 22, 1997, by and between the Registrant and First
                American National Bank
10.18*     --   Fifth Amendment to Loan and Security Agreement, dated April
                30, 1997, by and between the Registrant and First American
                National Bank
10.19*     --   Sixth Amendment to Loan and Security Agreement, dated May
                30, 1997, by and between the Registrant and First American
                Bank
10.20*     --   Agreement, dated January 24, 1994, by and between the
                Registrant and PetSafe Limited
10.21*     --   Agreement Revision, dated May 13, 1996, by and between the
                Registrant and PetSafe Limited
23.1       --   Consent of Coopers & Lybrand L.L.P.
23.2*      --   Consent of Waller Lansden Dortch & Davis, PLLC (included in
                Exhibit 5)
24.1*      --   Power of Attorney (included in the signature page)
27.1       --   Financial Data Schedule (for SEC use only)


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* Previously filed